Confidential information has been omitted from this Exhibit and filed separately with the Commission pursuant to a confidential treatment request under Rule 24b-2.
Exhibit 10.2
BIG STONE II POWER PLANT
Operation & Maintenance
Services Agreement
By and Among
CENTRAL MINNESOTA MUNICIPAL POWER AGENCY,
GREAT RIVER ENERGY,
HEARTLAND CONSUMERS POWER DISTRICT,
MONTANA-DAKOTA UTILITIES CO., A DIVISION OF MDU
RESOURCES GROUP, INC.,
OTTER TAIL CORPORATION dba OTTER TAIL POWER
COMPANY,
SOUTHERN MINNESOTA MUNICIPAL POWER AGENCY, AND
WESTERN MINNESOTA MUNICIPAL POWER AGENCY,
As Owners,
and
OTTER TAIL CORPORATION dba OTTER TAIL POWER
COMPANY,
As Operator
JUNE 30, 2005

Operation and Maintenance Services Agreement	Page i
Big Stone II Power plant	June 30, 2005

Operation and Maintenance Services Agreement	Page ii
Big Stone II Power plant	June 30, 2005

4.12	Cooperation in Financing	28
4.13	Cooperation Following Termination	28
4.14	Liens or Encumbrances	29
4.15	Authority Limitations	29

ARTICLE V BUDGET AND OPERATING PLAN PROCEDURES		30

5.01	Pre-Commercial Operation	30
5.02	Operations Period	31

ARTICLE VI CONSIDERATION		32

6.01	Compensation	33

ARTICLE VII INSURANCE		33

7.01	Provided by Owners	33
7.02	Provided by Operator	34
7.03	Premiums & Deductibles	34
7.04	Replacement Insurance By Operator	35
7.05	Replacement Insurance By Owner	35

ARTICLE VIII INDEMNIFICATIONS		35

8.01	Owners’ Indemnification	35
8.02	Operator Indemnification	35
8.03	Comparative Liability	35
8.04	Notice and Participation	36
8.05	Net Amount	37

ARTICLE IX DEFAULTS & REMEDIES		37

9.01	Operator Events of Default	37
9.02	Owners Events of Default	38
9.03	Procedure and Remedies	38
9.04	Operator Liability Limiting Events	38
9.05	Remedies Cumulative	39

ARTICLE X LIABILITY LIMITATIONS		39

10.01	No Consequential Damages	39
10.02	No Warranties or Guarantees	39
10.03	Assertion of Claims	40

ARTICLE XI DISPUTE RESOLUTION		40

11.01	Resolution By Coordination Committee	40
11.02	Continued Performance	40

ARTICLE XII REPRESENTATIONS & WARRANTIES		40

12.01	Of Each Party	40

ARTICLE XIII MISCELLANEOUS		41

13.01	Access	41

Operation and Maintenance Services Agreement	Page iii
Big Stone II Power plant	June 30, 2005

13.02	Cooperation of the Parties	42
13.03	Force Majeure Event	42
13.04	Publicity Policy	42
13.05	Notices	43
13.06	Transfers & Assignments	43
13.07	Late Payments	44
13.08	Third-Party Beneficiaries	45
13.09	Title Passage	45
13.10	Relationship of Parties	45
13.11	Entire Agreement	45
13.12	Amendments	45
13.13	Governing Law	45
13.14	Consent to Jurisdiction	45
13.15	Waiver Of Trial By Jury	46
13.16	Severability	46
13.17	Waiver	46
13.18	Counterparts	46
13.19	Captions	46

EXHIBIT A		48

SCHEDULE 1.04		50

SCHEDULE 4.01		51

SCHEDULE 5.02(b)(i)		62

Operation and Maintenance Services Agreement	Page 1
Big Stone II Power plant	June 30, 2005

Operation and Maintenance
Services Agreement
     THIS OPERATION AND MAINTENANCE SERVICES AGREEMENT (the “Agreement”) dated as of June 30, 2005 (the “Effective Date”), by and among Central Minnesota Municipal Power Agency, an agency incorporated under the laws of Minnesota (“CMMPA”), Great River Energy, a cooperative corporation incorporated under the laws of Minnesota (“GRE”), Heartland Consumers Power District, a consumers power district formed and organized under the South Dakota Consumers Power District Law (Chapter 49-35 of the South Dakota Codified Laws) (“Heartland”), Montana-Dakota Utilities Co., a Division of MDU Resources Group, Inc., a corporation incorporated under the laws of the State of Delaware (“Montana-Dakota”), Otter Tail Corporation, a corporation incorporated under the laws of Minnesota (“Otter Tail”), Southern Minnesota Municipal Power Agency, a municipal corporation and political subdivision of the State of Minnesota (“SMMPA”), and Western Minnesota Municipal Power Agency, a municipal corporation and political subdivision of the State of Minnesota (“WMMPA”) (each an “Owner” and collectively, the “Owners”) and Otter Tail, in its capacity as operator of BSP I and/or BSP II (“Operator”). Each of the Owners and the Operator is referred to herein individually as a “Party,” and collectively as the “Parties.”
RECITALS
     WHEREAS, Owners, for as long as they remain Owners, along with such other Persons that from time to time may be Owners of BSP II, are the developers and owners of the new, approximately 600 MW coal-fired electric generating plant in Big Stone City, South Dakota known as BSP II (as such term is defined below); and
     WHEREAS, Otter Tail owns fifty-three and nine-tenths percent (53.9%) of BSP I (as such term is defined below) and currently operates BSP I for itself, Montana-Dakota, and NorthWestern Corporation (formerly known as NorthWestern Public Service Company), a corporation incorporated under the laws of the State of Delaware, doing business as NorthWestern Energy (“NorthWestern”); and
     WHEREAS, on June 30, 2005, CMMPA, GRE, Heartland, Montana-Dakota, NorthWestern, Otter Tail, SMMPA, and WMMPA entered into the Joint Facilities Agreements (as such term is defined below); and
     WHEREAS, Owners believe that certain cost savings, efficiencies and economies can be realized through the joint operation and maintenance of BSP I and BSP II, and through the utilization of the experience and expertise which Operator has obtained from its operation and maintenance of BSP I; and
     WHEREAS, Owners desire to retain Operator to provide the Services (as such term is defined below) for BSP II, and Operator desires to perform the Services, upon the terms and conditions set forth in this Agreement.

Operation and Maintenance Services Agreement	Page 2
Big Stone II Power plant	June 30, 2005

     NOW, THEREFORE, in consideration of the agreements and covenants set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound by this Agreement, the Parties covenant and agree as follows:
ARTICLE I
RULES OF CONSTRUCTION AND INTERPRETATION; DEFINED TERMS
     1.01 Rules of Construction. The capitalized terms listed in this Article shall have the meanings set forth herein whenever the terms appear in this Agreement, whether in the singular or the plural or in the present or past tense. Other terms used in this Agreement but not listed in this Article shall have meanings as commonly used in the English language and, where applicable, in Prudent Utility Practice (as such term is defined below). Words not otherwise defined herein that have well-known and generally accepted technical or trade meanings are used herein in accordance with such recognized meanings. In addition, the following rules of interpretation shall apply:
(a)	The masculine shall include the feminine and neuter.

(b)	References to “Appendices,” “Articles,” “Sections,” “Schedules” or “Exhibits” shall be to appendices, articles, sections, schedules or exhibits of this Agreement. Any references to “Appendices,” “Sections,” “Schedules,” or “Exhibits” shall be deemed to mean, as applicable, as the same may be amended from time to time in accordance with the provisions of this Agreement.

(c)	This Agreement was negotiated and prepared by each of the Parties with the advice and participation of counsel. The Parties have agreed to the wording of this Agreement and none of the provisions hereof shall be construed against one Party on the ground that such Party is the author of this Agreement or any part hereof.

(d)	The Parties shall act reasonably and in accordance with the principles of good faith and fair dealing in the performance of this Agreement. Unless expressly provided otherwise in this Agreement, (i) where the Agreement requires the consent, approval, or similar action by a Party, such consent or approval shall not be unreasonably withheld, conditioned or delayed, and (ii) wherever the Agreement gives a Party a right to determine, require, specify or take similar action with respect to a matter, such determination, requirement, specification or similar action shall be reasonable.
     1.02 Interpretation with the Joint Facilities Agreements. The Parties, recognizing that they have entered into the Joint Facilities Agreements with each other and NorthWestern:
(a)	acknowledge that the terms of this Agreement are not binding upon NorthWestern; and

(b)	notwithstanding any other provision in this Agreement, nothing in the Joint Facilities Agreements (as such term is defined below) shall alter or modify a Party’s rights, duties and obligations under this Agreement. This Agreement shall

Operation and Maintenance Services Agreement	Page 3
Big Stone II Power plant	June 30, 2005

not be construed to create any rights between the Parties and any Third Party, except to the extent specifically provided herein.
     1.03 Interpretation with Participation Agreement. The Parties recognize that they are contemporaneously entering into that certain Participation Agreement dated as of June 30, 2005 (the “Participation Agreement”) which defines, governs and controls the relationship between the Owners in connection with their ownership of BSP II.
1.04 Defined Terms.
     In addition to definitions of other terms appearing elsewhere in this Agreement, the following terms, when used herein, have the meanings specified:
     Additional Agreement: Shall mean:
(a)	any contract, instrument or agreement; or

(b)	any amendment, modification or supplement to, or restatement of, a Project Document; in either case that (i) is entered into after the Effective Date, and (ii) may materially affect Operator’s obligations or liabilities under this Agreement, the performance of the Services, BSP II or the Joint Facilities.
     Affiliate(s): Shall mean with respect to any Person:
(a)	any Person that directly or indirectly, controls or is controlled by or is under common control with such Person; or

(b)	any Person that beneficially owns or holds fifty percent (50%) or more of any class of voting securities of such Person or owns or holds fifty percent (50%) or more of an ownership interest (on a fully diluted basis) in such Person.
For the purposes of this definition, “control,” “controlled by,” and “under common control with,” mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities or by contract or otherwise. Notwithstanding the foregoing provisions, Operator and Owners (except with regard to Otter Tail) shall not be deemed to be Affiliates of each other and any Person that is otherwise an Affiliate of Operator shall not be deemed to be an Affiliate of Operator for purposes of this Agreement to the extent such Person is acting in its capacity as an Owner or as a Representative of an Owner.
     Agreement: Shall mean this Agreement, as amended from time to time.
     Applicable Law: Shall mean:
(a)	any and all Laws enacted, issued or promulgated by a Governmental Authority;

(b)	any and all orders, judgments, writs, decrees, injunctions, Governmental Approvals or other decisions of a Governmental Authority; and

(c)	any and all legally binding announcements, directives or published practices or interpretations, regarding any of the foregoing in (a) or (b) of this definition, enacted, issued or promulgated by a Governmental Authority;

Operation and Maintenance Services Agreement	Page 4
Big Stone II Power plant	June 30, 2005

to the extent, for each of the foregoing in (a), (b) and (c) of this definition, applicable to or binding upon (i) BSP II; (ii) a Party, its Affiliates, its members, it partners or their respective Representatives, to the extent any such Person is engaged in activities related to BSP II; or (iii) the property of a Party, its Affiliates, its members, its partners or their respective Representatives, to the extent such property is used in connection with BSP II or an activity related to BSP II.
     Authorization: Shall mean any corporate, governmental or other license, permit, approval, entitlement, allowance, franchise, or other authorization, including Governmental Approvals, applicable to or binding upon:
(a)	BSP II;

(b)	a Party, its Affiliates, its partners or their respective Representatives, to the extent any such Person is engaged in activities related to BSP II; or

(c)	the property of a Party, its Affiliates, its partners or their respective Representatives, to the extent such property is used in connection with BSP II or an activity related to BSP II.
     Bankruptcy: Shall mean with respect to a Person, any situation in which:
(a)	such Person (i) applies for or consents to the appointment of, or the taking of possession by, a trustee, receiver, custodian, liquidator or the like of itself or of all or a substantial part of its property; (ii) admits in writing its inability, or becomes generally unable, to pay its debts as such debts become due; (iii) makes a general assignment for the benefit of its creditors or takes any other similar action for the protection or benefit of its creditors; (iv) commences a voluntary case under the Federal Bankruptcy Code; (v) files a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, composition or adjustment of debts or other relief for debtors; or (vi) takes any action for the purpose of effecting any of the foregoing; or

(b)	a proceeding or case is commenced without the application or consent of such Person in any court of competent jurisdiction, seeking (i) such Person’s liquidation, reorganization, dissolution, winding-up, composition or readjustment of its debts or other relief for its debtors; (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of such Person or of all or a substantial part of its property under any law relating to bankruptcy, insolvency, reorganization, winding-up, composition or adjustment of its debts or other relief for its debtors; or (iii) a warrant of attachment, execution or similar process against all or a substantial part of the assets of such Person; and such proceeding or case shall continue undismissed, or any order, judgment or decree approving or ordering any of the foregoing in (b) (i), (ii) or (iii) of this definition shall be entered and continue unstayed and in effect, for a period of ninety (90) or more days, or any order for relief against such Person shall be entered in an involuntary case under the Federal Bankruptcy Code.

Operation and Maintenance Services Agreement	Page 5
Big Stone II Power plant	June 30, 2005

     Benefits: Shall mean:
(a)	time for which Operator’s employees are paid but during which they are not actually working including, but not limited to, vacations, company holidays, floating holidays, sick leave, jury duty, funeral leave, parental leave, military leave, paid time off, weather-related limitations on work, rest periods, standby pay, and any excused absences;

(b)	accrued vacations (for which the employees have not yet been paid); provided, however, that such amounts shall not be double-counted;

(c)	expenses of, and related to, other reasonable and customary Benefits, including, but not limited to, employee stock ownership plans, employee stock purchase programs, employee charitable donation matching programs, education expense reimbursement programs, employee assistance programs, adoption assistance, and employee interest free financing programs;

(d)	pension plan expenses, post-retirement medical expenses and long-term disability medical expenses, actuarially calculated per the guidelines of FASB 87, FASB 106 and FASB 112, respectively, the cost of the employer’s match of employees’ 401(k) contributions (per Operator’s company policy), and any other retirement and post-retirement benefits, costs and expenses;

(e)	the employer’s share of medical, vision, dental, accidental death and dismemberment insurance, disability and life insurance benefits for Operator’s employees and their dependents;

(f)	the employer’s share of Social Security and Medicare tax and government mandated disability insurance, unemployment insurance, and workers’ compensation insurance and benefits; and

(g)	without duplication, any benefits provided pursuant to collective bargaining agreements.
     Blanket Easement Agreement: Shall mean that certain easement agreement dated June 30, 2005 by and among the Parties and NorthWestern.
     BSP I: Shall mean the existing 450 MW coal-fired electric generating plant located in Grant County, South Dakota, and owned by Otter Tail, NorthWestern and Montana-Dakota.
     BSP Workforce: Shall mean those employees of Operator who perform work on behalf of BSP II at BSP II.
     BSP II or Plant: Shall mean the new, approximately 600 MW coal-fired electric generating plant to be located adjacent to BSP I, and owned jointly by the Owners.
     BSP II Manuals: Shall mean, with respect to BSP II:
(a)	the administrative policies and procedures manual(s);

(b)	the operations and maintenance manual(s);

Operation and Maintenance Services Agreement	Page 6
Big Stone II Power plant	June 30, 2005

(c)	the safety manual(s);

(d)	the environmental compliance manual(s);

(e)	the training manual(s);

(f)	the emergency response plan; and

(g)	any other manuals or plans (except for accounting and operating records, logs and reports) associated with operation and maintenance of BSP II or performance of the Services that are, in either case, required by this Agreement, Applicable Law or that are routinely prepared by Operator;
in each case as the same may be amended, supplemented or replaced from time to time.
     Business Day: Shall mean any day other than Saturday, Sunday or a weekday that is a legal holiday in the State of South Dakota.
     Capacity: Shall mean an electrical rating expressed in megawatts (MW).
     CMMPA: Shall have the meaning given to such term in the preamble to this Agreement.
     Commencement Date: Shall mean the date, as set forth in a Notice prepared by Owners and delivered to Operator in accordance with Section 2.01, on which Operator assumes the full care, custody and control of the operation and maintenance of BSP II.
     Commercial Operation: Shall mean that the Plant is operating and producing Capacity and Energy on a continuous basis, and is delivering such Energy to the Owners in accordance with Prudent Utility Practice and Applicable Law.
     Construction Contracts: Shall mean the contracts and agreements for the construction of BSP II, including any transmission or other interconnection facilities, that are duly authorized and executed.
     Default Budget: Shall mean, in the absence of an approved Operating Plan & Budget for performing the Services due to a disagreement between the Parties, the cost budget prepared by Operator in accordance with Section 5.02(c).
     Demobilization Costs: Shall mean the costs and expenses reasonably incurred and paid or payable by Operator as a result of a suspension of the Services or a termination of this Agreement as contemplated in Section 2.03(b), including, without limitation, any cancellation or termination charges incurred by Operator in accordance with any BSP II or Services related agreement to which Operator is a party and that is not assigned to Owners.
     Demobilization Invoice: Shall mean the invoice for Demobilization Costs prepared by Operator and submitted to Owners in accordance with Section 2.03(b).
     Dispute: Shall mean any controversy, dispute or claim between the Parties in connection with, relating to, or arising out of this Agreement (including any question regarding a controversy’s, dispute’s or claim’s existence, validity, interpretation, or termination or the performance or non-performance of a Party) that cannot be resolved informally by the Plant

Operation and Maintenance Services Agreement	Page 7
Big Stone II Power plant	June 30, 2005

Manager and the Engineering and Operating Committee within seven (7) days of such controversy, dispute or claim being brought to the attention of one Party by another Party.
     Effective Date: Shall have the meaning given to that term in the preamble to this Agreement.
     Emergency: Shall mean any condition or circumstance related to BSP I, BSP II or the Joint Facilities that, in the reasonable opinion of Operator, requires prompt action in order to avoid or mitigate personal injury, substantial property damage, violation of an Applicable Law or any other material adverse impact on BSP II, the Parties, any other Person, or the performance of the Services.
     Energy: Shall mean energy having characteristics commonly known as three phase alternating current, with a nominal frequency of sixty (60) Hertz, a nominal voltage equivalent to that of Otter Tail’s or its successor’s transmission system, and measured in kilowatt-hours (kWh) or megawatt-hours (MWh).
     Engineering and Operating Committee or E&O Committee: Shall have the meaning given to such terms in Section 3.01.
     Escalation Factor: Shall mean the Gross Domestic Product Implicit Price Deflator as published routinely by the Bureau of Economic Analysis, U. S. Department of Commerce, its successor or such other reasonably appropriate indicator of inflation agreed to in writing by the Parties.
     FASB: Shall mean the Financial Accounting Standards Board or any successor thereof.
     Final Expenses & Fees Invoice: Shall mean the invoice prepared by Operator and submitted to Owners in the event of termination of this Agreement in accordance with Section 2.03(a).
     Force Majeure Event: A cause or event beyond the reasonable control of, and without the fault or negligence of the Party, including, without limitation, an Emergency, act of God; flood, earthquake, hurricane, or tornado and the like; sabotage; vandalism beyond that which could reasonably be prevented by a Party; terrorism; war; riot; fire; explosion; blockade; insurrection; strike, slow down or labor disruption (even if such could be resolved by conceding to the demands of a labor group); and action or failure to take actions by any Governmental Authority after the Effective Date (including, without limitation, the adoption or change in any Law, but only if such action or failure to take action prevents or delays performance) and the inability, despite due diligence, to obtain any license, permit, or approval required by any Governmental Authority; provided, however that an Owner’s action or failure to take any action if such Owner is a Governmental Authority shall not be deemed a Force Majeure Event; provided, however, that the occurrence of a Force Majeure Event shall not excuse or relieve a Party from any payment obligations hereunder.
     Fully Loaded Wages: Shall mean the sum of the following: Wages + (Wages x Labor Loading).
     Governmental Approvals: Shall mean any and all Authorizations issued or granted by any Governmental Authority to BSP II or to any Party, its Affiliates, its partners, its members or their

Operation and Maintenance Services Agreement	Page 8
Big Stone II Power plant	June 30, 2005

respective Representatives in connection with such Person’s participation in any activity related to BSP II.
     Governmental Authority(ies): Shall mean any federal, state, local or municipal governmental body; any governmental, quasi-governmental, regulatory or administrative agency, commission, body or other authority exercising or entitled to exercise any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power; any court or governmental tribunal; any independent system operator, regional transmission organization, reliability organization, or other regulatory body; in each case having jurisdiction over any Owner, the Operator, the Project, Site, or the transmission system to which either Plant is interconnected.
     GRE: Shall have the meaning given to such term in the preamble to this Agreement.
     Heartland: Shall have the meaning given to such term in the preamble to this Agreement.
     Indemnified Party: Shall mean any Person entitled to be indemnified pursuant to this Agreement.
     Indemnifying Party: Shall mean the Party required to indemnify the Indemnified Party pursuant to this Agreement.
     Joint Facilities: Shall mean those facilities identified as such in the Joint Facilities Agreements.
     Joint Facilities Agreements: Shall mean that certain Big Stone I and Big Stone II 2005 Joint Facilities Agreement dated as of June 30, 2005, by and among CMMPA, GRE, Heartland, Montana-Dakota, NorthWestern, Otter Tail, SMMPA, and WMMPA, a copy of which is attached hereto as Schedule 1.04., the Option to Purchase Contract, and the Blanket Easement Agreement.
     Key Performance Indicators or KPIs: Shall mean those performance indicators that the E&O Committee may use to measure the operating performance under this Agreement, including, without limitation, those KPIs listed on Schedule 5.02(b)(i) hereto.
     Labor Expenses: Shall mean:
(a)	the Fully Loaded Wages of the BSP Workforce;

(b)	the Fully Loaded Wages of Operator’s employees who are not members of the BSP Workforce who provide services for the benefit of and directly attributable to BSP II, plus a (*) thereon; and

(c)	all directly attributable, legitimate and verifiable costs of administering the compensation and Benefit programs and any such other costs and expenses relating to the employment or employment termination of the BSP Workforce, but excluding any bonuses paid to the BSP Workforce (unless required by a collective bargaining agreement).
     Labor Loading: Shall mean a percentage equal to the ratio of the total cost of Benefits to the total Wages paid for all employees working in Operator’s electric utility operations.

Operation and Maintenance Services Agreement	Page 9
Big Stone II Power plant	June 30, 2005

     Laws: Shall mean any and all federal, state, and local statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, codes, plans, injunctions, permits, governmental agreements and governmental restrictions of any Governmental Authority, whether now or hereafter in effect.
     Lender: Shall mean a Person providing financing or refinancing to any Owner in connection with the development, construction, alteration, rehabilitation, or working capital needs of BSP II.
     Lenders’ Consent: Shall have the meaning given to such term in Section 4.12.
     Liability Limiting Event: Shall have the meaning given to such term in Section 9.04.
     Losses: Shall mean, with respect to a Party, its Affiliates, its partners or their respective Representatives, any and all costs, expenses, liabilities, damages, injuries or other financial losses of any kind or nature, including fines, penalties, claims, awards, judgments, demands, insurance deductibles, court costs and reasonable attorneys’ fees, incurred by such Person.
     Manufacturers’ Recommendations: Shall mean the written instructions, procedures and recommendations relating to the operation, maintenance and repair of equipment used at BSP II which are issued by the manufacturer of such equipment, and any revisions thereto, issued by the manufacturer, which:
(a)	have been delivered to Operator;

(b)	are consistent with the requirements, if any, of the insurance underwriters for BSP II; and

(c)	have not been superseded by written agreement of Owners and Operator.
     MAPP: Shall mean the Mid-Continent Area Power Pool or any successor thereof.
     Montana-Dakota: Shall have the meaning given to such term in the preamble to this Agreement.
     Non-Recurring Operating Expenses: Shall mean Operating Expenses that do not occur or are not expected to occur consistently at least once every year.
     Notice: Shall mean a written communication regarding:
(a)	the occurrence of an event related to BSP II or the Joint Facilities;

(b)	the intent to take or omit to take any action related to BSP II or the Joint Facilities;

(c)	a consent, approval or the request therefor;

(d)	other similar type of communication related to BSP II or the Joint Facilities; or

(e)	any other communication required to be given under this Agreement;
delivered, in each of the foregoing in (a), (b), (c), (d), and (e) of this definition, by one Party to the other Party or to a Lender in accordance with Sections 3.09 and 13.05 of this Agreement.

Operation and Maintenance Services Agreement	Page 10
Big Stone II Power plant	June 30, 2005

     Notification Matrix: Shall mean the specific procedures for notifications by Operator as required by Applicable Law and Section 4.10.
     On-Site Representative: Shall mean the individual designated by an Owner or Owners in accordance with Section 3.11.
     Operating Expenses: Shall mean, without duplication, all properly authorized and directly attributable BSP II costs and expenses incurred in connection with Operator’s provision of Services in accordance with this Agreement, including, without limitation:
(a)	Labor Expenses, to the extent they are the result of direct, legitimate and verifiable services provided for the benefit of BSP II;

(b)	costs and expenses incurred in connection with the procurement and delivery of goods and services from Third-Party Suppliers and the administration of procurement contracts;

(c)	costs and expenses incurred in connection with reactive, preventive and predictive maintenance and repairs;

(d)	costs incurred in connection with capital improvements, additions, replacements and alterations; however, all such costs shall be separately accounted for and reported to Owner as capital improvements prepared pursuant to the Federal Energy Regulatory Commission’s Uniform System of Accounts;

(e)	costs and expenses incurred in connection with Emergencies, Force Majeure Events and Changes in Law;

(f)	costs and expenses incurred in connection with the use or consumption of water supply and telephone and other utility-related services;

(g)	costs and expenses incurred in connection with ash and waste handling and disposal;

(h)	costs and expenses incurred in connection with training the BSP Workforce;

(i)	costs and expenses incurred in connection with obtaining, maintaining and administering insurance protection, including, but not limited to, policy premiums, deductibles, self-insured retentions, broker fees and claims administration costs.

(j)	costs and expenses incurred in connection with legal, accounting, engineering and other professional services;

(k)	costs and expenses incurred in connection with Site security;

(l)	costs and expenses incurred in connection with obtaining, maintaining, renewing, extending and complying with Laws, Governmental Approvals and other Authorizations;

Operation and Maintenance Services Agreement	Page 11
Big Stone II Power plant	June 30, 2005

(m)	costs and expenses incurred pursuant to and within the limitations of the Pre-Commercial Operation Operating Plan & Budget or the applicable Operating Plan & Budget, as the case may be;

(n)	Permitted Overruns;

(o)	fines paid by Operator relating to BSP II or the operations thereof that are not caused by the Willful Action of the Operator;

(p)	the Operator Incentive;

(q)	the obligations of the BSP II Owners pursuant to the Joint Facilities Agreements;

(r)	taxes or assessments by Governmental Authorities, including sales and gross receipts taxes, duties and levies, except for Operator’s income taxes and any taxes or assessments that are levied directly against any Owner; or

(s)	costs and expenses otherwise authorized by this Agreement or approved by the Owners.
To the extent that any cost or expense described above benefits BSP I and/or the Joint Facilities as well as BSP II, for the purposes of this Agreement such costs shall be Operating Expenses to the extent they are allocated to BSP II by the Joint Facilities Agreements or are otherwise legitimately allocable to BSP II.
     Operating Plan & Budget: Shall mean the operating plan and cost budget for performing the Services during the year specified in such plan and budget, approved by Owners in accordance with Section 5.02(b).
     Operator: Shall have the meaning given to such term in the preamble to this Agreement.
     Operator Event of Default: Shall have the meaning given to such term in Section 9.01.
     Operator Incentive: Shall mean (*), as adjusted annually using the Escalation Factor.
     Operator Indemnitee: Shall mean each of Operator and its respective Representatives, who is entitled to indemnification by Owners in accordance with Section 8.01.
     Option to Purchase Contract: Shall mean that certain option to purchase contract dated June 30, 2005 by and among the BSP I Owners and Otter Tail, as administrative agent on behalf of itself and the other BSP II Owners.
     Otter Tail: Shall have the meaning given to such term in the preamble to this Agreement.
     Overdue Payment Rate: Shall mean the interest rate published in The Wall Street Journal, Eastern edition, as the “prime rate” as of the date a payment required by this Agreement to which the Overdue Payment Rate is applied is first due and payable, plus an additional four percent (4%) per annum.
     Owner Indemnitee: Shall mean each of Owners, its partners and Affiliates, and their respective Representatives, who is entitled to indemnification by Operator in accordance with Section 8.02.

Operation and Maintenance Services Agreement	Page 12
Big Stone II Power plant	June 30, 2005

     Owner(s): Shall mean those Persons designated as Owners under the Participation Agreement.
     Owners Event of Default: Shall have the meaning given to such term in Section 9.02.
     Participation Agreement: Shall have the meaning given to such term in Section 1.03.
     Party or Parties: Shall have the meaning given to such term in the preamble to this Agreement.
     Permitted Overrun(s): Shall mean any Operating Expense incurred in accordance with Prudent Utility Practices that is in excess of the budget for any given line item for such Operating Expenses as set forth in the Pre-Commercial Operation Operating Plan & Budget.
     Person: Shall mean an individual, a partnership, a corporation, a limited liability company, an association, a joint-stock company, a business trust, consumers powers district, cooperative, unincorporated association, government or any subdivision thereof, or an organized group of individuals (whether incorporated or not), or a receiver, trustee or other liquidating agent of any of the foregoing in his capacity as such.
     Plant Manager: Shall mean that individual designated by Operator, in accordance with Section 4.04, to act as the representative of Operator in matters relating to this Agreement.
     Pre-Commercial Operation Operating Plan & Budget: Shall mean the operating plan and cost budget for performing the Services during the Pre-Commercial Operation Period approved by the Parties in accordance with Section 5.01(b).
     Pre-Commercial Operation Period: Shall mean the period beginning with the date of approval of the Proposed Pre-Commercial Operation Operating Plan & Budget and ending with and including the day prior to the date of Commercial Operation.
     Project: Shall mean the undertaking of the Owners with respect to the development and construction of BSP II as set forth in Section 2.01 of the Participation Agreement.
     Project Documents: Shall mean any and all documents, agreements and Governmental Authorizations, as such may be amended from time to time, in accordance with their respective terms, related to the Plant and the Project.
     Proposed Operating Plan & Budget: Shall mean the proposed plan of operations and cost budget for a specified year prepared by Operator and submitted to Owners in accordance with Section 5.02(a).
     Proposed Pre-Commercial Operation Operating Plan & Budget: Shall mean the proposed cost budget and plan for performing Services during the Pre-Commercial Operation Period prepared by Operator and submitted to Owners in accordance with Section 5.01(a).
     Prudent Utility Practice: Shall mean any of the practices, methods or acts required by Applicable Law, the National Electric Safety Code, the Midwest Independent Transmission System Operator, Inc., any other applicable regional transmission organization, the North American Electric Reliability Council, or the successors of any of them, whether or not a Party is a member thereof, or otherwise engaged in or approved by a significant portion of the utility

Operation and Maintenance Services Agreement	Page 13
Big Stone II Power plant	June 30, 2005

electric generation industry during the relevant time period or any of the practices, methods and acts that in the exercise of reasonable judgment in light of the facts known at the time the decision was made, could have been expected to accomplish the desired result at a reasonable cost consistent with good business practices, reliability, safety and expedition. Prudent Utility Practice is not intended to be limited to the optimum practice, method or act to the exclusion of all others, but rather to be acceptable practices, methods or acts generally accepted in the Upper Midwest region.
     Reasonable Efforts: Shall mean a level of effort which, in the exercise of reasonable judgment in the light of facts or circumstances known, or which should reasonably be known, at the time a decision is made, can be expected by a reasonable Person to accomplish the desired result in a manner consistent with Prudent Utility Practice.
     Representative: Shall mean, with respect to a Party, any principal, shareholder, director, officer, employee or agent of such Party or its Affiliates, but only to the extent, in each case, such individual is engaged in the fulfillment of an obligation under this Agreement and is fulfilling such obligation in his or her capacity as a principal, shareholder, member, director, officer, employee or agent of such Party or its Affiliate.
     Services: Shall mean the obligations of Operator as set forth in this Agreement.
     Site: Shall mean the real property on which BSP II and the Joint Facilities are located, together with any easements, leases, licenses, option rights, rights-of-way, and other rights used in connection with BSP II.
     SMMPA: Shall have the meaning given to such term in the preamble to this Agreement.
     Successor Operator: Shall mean the Person engaged by the Owners to operate BSP II upon the termination of this Agreement.
     Term: Shall have the meaning given to such term in Section 2.01 of this Agreement.
     Third Party(ies): Shall mean any Person other than a Party or an Affiliate of a Party.
     Third-Party Supplier: Shall mean any Person other than Operator and its Affiliates engaged by Operator to perform any portion of the Services, including supplying goods, in accordance with this Agreement.
     Third-Party Losses: Shall mean, with respect to a Person other than a Party and their respective Affiliates, any and all claims by such Person for any and all costs, expenses, liabilities, damages, injuries or other financial losses of any kind or nature, including fines, penalties, claims, awards, judgments, demands, insurance deductibles, court costs and attorneys’ fees.
     Trust Account: Shall mean the segregated trust account already established by Operator, in accordance with Section 3.05, for the payment of Operating Expenses.
     Trust Account Deposit: Shall have the meaning given to such term in Section 3.05.
     Wages: Shall mean all wages and salaries for all time worked by Operator’s employees, as contemplated by this Agreement, including, but not limited to, overtime and other wage premiums.

Operation and Maintenance Services Agreement	Page 14
Big Stone II Power plant	June 30, 2005

     Willful Action: Shall mean any act or omission of a Party (including an Owner acting as Operator), done or not done, at the direction of its directors, a corporate officer or Plant Manager in respect of the matter involved, which:
(a)	is knowingly or intentionally done or not done with conscious indifference to the consequences, or with the expectation that injury or damage to other Owners or any other Person would, or would be reasonably likely to, result therefrom, which results in a material breach of any provision of this Agreement; or

(b)	is determined by final judgment or decree of a court having jurisdiction, to be a material default under this Agreement, and occurs or continues beyond the time specified in such judgment or decree for curing such default, or if no time to cure is specified therein, occurs or continues beyond a reasonable time to cure such default.
     WMMPA: Shall have the meaning given to such term in the preamble to this Agreement.
ARTICLE II
TERM & TERMINATION
     2.01 Term. The term of this Agreement shall begin on the Effective Date and shall continue for twenty (20) years after the first day of Commercial Operation unless terminated earlier in accordance with the terms hereof (the “Term”). Owners shall deliver to Operator a Notice not later than sixty (60) days prior to the Commencement Date.
     2.02 Suspension or Termination.
(a)	By Owners.
(i)	Owners may terminate this Agreement in accordance with Section 9.03 following an Operator Event of Default.

(ii)	Owners may terminate this Agreement in the event a Force Majeure Event that prevents operation of the Plant for a period of twelve (12) months or more; provided that Owners deliver a Notice of termination to Operator at least sixty (60) days prior to the effective date of such termination.

(iii)	Owners may terminate this Agreement for (*); provided that Owners deliver a Notice of termination to Operator at least one hundred eighty (180) days prior to the effective date of such termination; and provided further, that Owners may not terminate this Agreement (*).

(iv)	If the Plant becomes incapable of operation at any time after it commences Commercial Operation, and the Plant cannot reasonably be expected to recommence operations for a period of twelve (12) months or longer, then Owners may require that Operator suspend performance of all or any portion of the Services for such period, by delivering a Notice to Operator of such suspension. In such event, Operator shall be relieved of any obligation to perform the suspended Services during the period of

Operation and Maintenance Services Agreement	Page 15
Big Stone II Power plant	June 30, 2005

suspension; provided that if such suspension follows an Operator Event of Default, such suspension shall not relieve Operator of any liability to Owners resulting from such Operator Event of Default.
(b)	By Operator.
(i)	Operator may terminate this Agreement in accordance with Section 9.03 following an Owners Event of Default.

(ii)	Operator may suspend performance of the Services following an Owners Event of Default. Such suspension shall not relieve Owners of any liability to Operator resulting from such Owners Event of Default. The suspension shall end after the default is cured.

(iii)	Operator may terminate this Agreement (*).
     2.03 Suspension and Termination Payments.
(a)	Expenses and Fees.
(i)	If this Agreement is terminated for any reason before the first date of Commercial Operation, then, no later than sixty (60) days following such termination, Owners shall, without duplication of any amounts otherwise paid in accordance with this Agreement: (A) pay to Operator a sum equal to four (4) months of Fully Loaded Wages of Operator’s employees who provide services exclusively for the benefit of BSP II, and (B) pay to any other Owner a sum equal to four (4) months of wages and benefits of any of such Owner’s employees who have been authorized to work exclusively for the benefit of BSP II.

(ii)	Not later than sixty (60) days following termination of this Agreement for whatever reason, Operator shall submit to Owners the Final Expenses & Fees Invoice which shall describe, in detail and with supporting documentation reasonably acceptable to Owners and without duplication of any amounts in any other invoice prepared in accordance with this Agreement, the following:
(1)	any and all Operating Expenses that: (A) were incurred by Operator in accordance with this Agreement, (B) were paid or are payable by Operator using other than Owners’ funds (including such funds that have been deposited in the Trust Account) and (C) were not previously reimbursed by Owners;

(2)	any Operator Incentive due to Operator and accrued prior to termination of this Agreement which has not previously been paid by Owners;

(3)	any and all reasonable costs and expenses incurred by Operator in connection with the performance of its termination cooperation obligations as set forth in Section 4.13;

Operation and Maintenance Services Agreement	Page 16
Big Stone II Power plant	June 30, 2005

(4)	any and all amounts due from Operator to Owners pursuant to this Agreement, which amounts shall be offset against amounts due Operator; and

(5)	any damages determined by Operator to be due to Operator by reason of an Owners Event of Default or, if such amount cannot then be determined, such amounts as Operator estimates are likely to be due to Operator as damages by reason of such Owners Event of Default.
(iii)	Not later than thirty (30) days after receiving the Final Expenses & Fees Invoice, Owners shall pay to Operator in immediately available funds the total amount due, as such amount is set forth in the Final Expenses & Fees Invoice; provided, however, that any disputed amounts shall be deposited into the Trust Account, pending resolution of any such Dispute. Any Dispute regarding the Final Expenses & Fees Invoice shall be resolved pursuant to Article XI of this Agreement.
(b)	Demobilization. Not later than one hundred eighty (180) days after (i) suspension of the Services by Owners; or (ii) termination of this Agreement for any reason other than in accordance with Section 9.01 for an Operator Event of Default; Operator shall submit to Owners the Demobilization Invoice which shall describe the Demobilization Costs in detail and with supporting documentation reasonably acceptable to Owners. Not later than thirty (30) days after receiving the Demobilization Invoice, Owners shall either dispute the Demobilization Invoice or pay to Operator in immediately available funds the total amount of the Demobilization Costs, as such amount is set forth in the Demobilization Invoice. Any Dispute regarding the Demobilization Invoice shall be resolved pursuant to Article XI. Operator agrees to cooperate with and support Owners after termination of this Agreement per the requirements of Section 4.13 of this Agreement.
     2.04 Surviving Provisions. The termination of this Agreement shall not affect any rights or obligations which have arisen or accrued before such termination. In addition, the provisions of (a) Articles VIII, IX, X, XI, and XII and Sections 2.03, 3.11, 13.10, 13.11, and 13.13, shall each survive such termination indefinitely; and (b) Sections 3.10 and 13.04, shall each survive for a period of five (5) years following the date of such termination.
ARTICLE III
OWNERS’ RIGHTS & RESPONSIBILITIES
     3.01 Engineering and Operating Committee. The Engineering and Operating Committee established pursuant to the Participation Agreement (the “Engineering and Operating Committee” or “E&O Committee”) shall be authorized to act for and on behalf of Owners in all matters concerning this Agreement. Owners shall be bound by the communications, directions, requests and decisions made by the Engineering and Operating Committee. Owners shall deliver

Operation And Maintenance Services Agreement	Page 17
Big Stone II Power Plant	June 30, 2005

to Operator a Notice of the identity of the members of the Engineering and Operating Committee and the alternates thereto along with general contact information.
     3.02 Documents. Owners shall supply to Operator true and accurate copies of (a) the Project Documents and (b) any other documents, materials, records, accounts reports and other information related to BSP II in the possession of, or reasonably available to, Owners that (i) arose from, is related to or is the result of the process of obtaining and maintaining Authorizations and that is useful for identifying, interpreting and establishing the manner of compliance with Applicable Law with respect to the performance of the Services or (ii) in Owner’s reasonable discretion is otherwise necessary or desirable for the performance of the Services in accordance with this Agreement.
     3.03 Utilities. Operator shall procure, or cause to be procured, as an Operating Expense, all potable water, wastewater discharge service and telephone and data services required to perform the Services in accordance with this Agreement. Such utility services will be procured as per policies established by the Engineering and Operating Committee.
     3.04 Fuel and Fuel Transportation. Operator shall assist the E&O Committee with respect to the procurement of fuel transportation and all types of fuel used in the operation of BSP II, including coal and fuel oil. Fuel and fuel transportation will be procured at the direction of the E&O Committee, and in accordance with fuel procurement policies established by the Engineering and Operating Committee from time to time. It is contemplated that the E&O Committee may establish a subcommittee for this purpose. All fuel, whether obtained for prompt consumption or for reserves, shall be the property of the Owners. The cost of fuel purchased, including the cost of transportation, shall be an Operating Expense.
     3.05 Trust Account. Operator, on behalf of the Owners, has caused the Trust Account to be established in the name of Owners with a financial institution agreed to by Owners. The Plant Manager and certain other individuals designated by Operator with the prior concurrence of the Engineering and Operating Committee shall be authorized to direct the trustee of the Trust Account to make withdrawals from the Trust Account for the sole purpose of making Operating Expense payments. Any interest earned on funds in the Trust Account shall be deposited into the Trust Account and shall accrue to the benefit of Owners. Owners shall make payments into the Trust Account (each such deposit, a “Trust Account Deposit”), as provided for in the Participation Agreement.
     3.06 Authorizations. Owners shall obtain, renew or extend, as required, all Authorizations required for the performance of the Services except for those Authorizations which must be obtained by or in the name of Operator. Operator shall comply with all of the requirements of such Authorizations except for those requirements that can only be complied with by Owners.
     3.07 Fines & Penalties. Owners shall pay all charges, fees, fines or penalties assessed by any Governmental Authority against BSP II, the Operator, or its Affiliates, or their respective Representatives, except those caused by the Willful Action of Operator.
     3.08 Additional Agreements. Owners shall deliver to Operator a Notice of any Additional Agreement. Upon delivery of such Notice of Additional Agreement, Operator shall

Operation And Maintenance Services Agreement	Page 18
Big Stone II Power Plant	June 30, 2005

comply with the requirements of the applicable provisions of the Additional Agreement in the performance of the Services, unless compliance would require Operator to act in contradiction to this Agreement. Owners shall make any such amendments to the then applicable Operating Plan & Budget that is required by any such Additional Agreement.
     3.09 Notifications. Upon obtaining knowledge thereof, Owners shall as soon as practicable, but no later than five (5) Business Days after obtaining such knowledge, deliver to the Operator a Notice of the following:
(a)	any litigation, claim, Dispute, action or proceeding concerning BSP II, Operator, its Affiliates or the Services, which is either pending or threatened and material;

(b)	any refusal, or material threat of refusal, to grant, renew, or extend, or any pending litigation, claim, Dispute, action or proceeding that might, in the reasonable opinion of Owners, affect the granting, renewal or extension of any Authorization;

(c)	any incident requiring notification of any Governmental Authority in accordance with Applicable Law;

(d)	any notice from any Governmental Authority of any non-routine inspection of BSP II; and

(e)	any other event or circumstance that could be expected, in the reasonable opinion of Owners, to have a material adverse effect on BSP II, Operator or the performance of the Services.
     3.10 Audits. Owners (either directly or through a Third Party retained by Owners) shall be entitled to review and audit all:
(a)	records and reports prepared by Operator in accordance with this Agreement;

(b)	withdrawals by the trustee, at the direction of the Operator, from the Trust Account;

(c)	amounts paid by Operator directly, or as an agent of Owners, in accordance with this Agreement;

(d)	payroll and employee compensation records for the BSP Workforce and any Operator employees that allocate time to BSP II that are not members of the BSP Workforce;

(e)	records, reports and accounts relating to costs and expenses incurred by Operator or its Affiliates in connection with BSP I and the Joint Facilities; and

(f)	all other information regarding costs incurred by or allocated to BSP II;
together with any supporting documentation. Any such audit, if conducted on behalf of all Owners, shall be at the Owners’ expense. If, pursuant to such review and audit, it is determined that any amount previously withdrawn from the Trust Account or paid by Operator directly, or as an agent of Owners, was done so in breach of this Agreement, Owners may submit a claim to Operator indicating the amount of the challenged withdrawal or payment and the reasons for such

Operation And Maintenance Services Agreement	Page 19
Big Stone II Power Plant	June 30, 2005

challenge. Operator shall, not later than thirty (30) days after receiving Notice of such claim, pay Owners in immediately available funds an amount equal to that portion of the challenged withdrawal or payment not disputed by Operator in good faith plus the Overdue Payment Rate times the period of time such overpayment was retained by the Operator. Unless otherwise instructed by Owners, Operator shall keep all such financial records in a safe and secure place until such time as the Owners may determine that such records may be disposed of. Any Owner’s failure to audit or review the BSP II records for any year does not eliminate Owner’s right to audit or review these records in subsequent years or Owner’s right to reimbursement for amounts withdrawn from the Trust Account in breach of this Agreement for that year. Any Owner’s failure to detect amounts withdrawn from the Trust Account in breach of this Agreement during an audit or review does not eliminate Owner’s right to future reimbursements for such amounts.
     3.11 On-Site Owner Representative. The Owners (or any one or more of them) may designate an individual to be such Owners’ (or Owner’s) On-Site Representative. In no event, however, shall the Owners designate more than one On-Site Representative at any one time. The Owner or Owners electing to have an On-Site Representative shall be responsible for all costs associated with supporting such On-Site Representative, including but not limited to all costs relating to the On-Site Representative’s salary, benefits, overhead, and insurance. The Operator may, in its sole discretion, assign the On-Site Representative tasks and projects that are commensurate with the skills of the On-Site Representative with the goal of utilizing the On-Site Representative as an efficient resource at the Plant. An On-Site Representative shall have no independent authority to direct any activities at the Plant, unless expressly directed or assigned to do so by the Operator. The On-Site Representative shall be permitted full access to all Plant operations, to observe Plant operations and maintenance, and attend meetings of Plant personnel related to construction, operation or maintenance of the Plant; provided that the On-Site Representative complies with all Plant safety practices and does not interfere with Plant construction, operations or maintenance. Nothing herein shall require the Operator to provide to the On-Site Representative any private employee information or other information to which the Owners would not otherwise be entitled pursuant to this Agreement. The On-Site Representative shall, at his or her sole discretion, report information about construction, operation, maintenance, and other activities at the Plant to the Owner(s) that have so designated the On-Site Representative. An Owner requesting an On-Site Representative and the Operator shall enter into such other agreements as are reasonably requested by Operator to implement this provision.
     3.12 Operation by Owners. In the event, for a period exceeding twenty-four (24) consecutive hours, Operator fails to operate BSP II at all or substantially all of its full Capacity in breach of this Agreement or as a result of a strike or other form of labor action by the BSP Workforce, Owners shall have the right to (a) assume care, custody and control for operation and maintenance of BSP II and (b) retain such other Persons as Owners, in their reasonable discretion, deem necessary or advisable for such purposes. Owner shall permit Operator to resume the operation and maintenance of BSP II when such breach has been cured or such strike or labor action has been settled, and Operator is capable of resuming the operation and maintenance of BSP II in accordance with this Agreement.
     3.13 Monthly Financial Statements. Operator shall provide the following financial statements to the Owners on a monthly basis, prepared pursuant to the Federal Energy Regulatory Commission’s Uniform System of Accounts:

Operation And Maintenance Services Agreement	Page 20
Big Stone II Power Plant	June 30, 2005

(a)	BSP II balance sheet;

(b)	statement of expenses for each month and year-to-date, including a comparison to budget and explanation of significant variances;

(c)	statement of cash flows; and

(d)	any other reasonable information requested by the Owners.
ARTICLE IV
OPERATOR RIGHTS & RESPONSIBILITIES
     4.01 Scope of Services.
(a)	Operator shall perform the Services in accordance with this Agreement. The Services shall include:
(i)	staffing, training, directing, supervising and otherwise managing the BSP Workforce personnel as required to operate and maintain and perform the Services in accordance with this Agreement;

(ii)	performing routine preventive and corrective maintenance of the equipment at BSP II to optimize equipment reliability and availability and minimize maintenance cost;

(iii)	implementing and maintaining a spare parts inventory control system;

(iv)	directing and supervising the work of Operator’s Affiliates engaged by Operator to perform any portion of the Services;

(v)	procuring in its own name, or in the name of Owners as Owners’ agent, all fuel, goods and services required to perform the Services in accordance with this Agreement;

(vi)	developing coal receipt and measurement procedures;

(vii)	coordinating the activities of Third-Party Suppliers, including administering procurement agreements;

(viii)	performing such other services or doing such other work as described in the Pre-Commercial Operation Operating Plan & Budget, the applicable Operating Plan & Budget, or as Owners may otherwise reasonably request;

(ix)	providing such periodic reports regarding any aspect of BSP II as are reasonably requested by the Engineering and Operating Committee (including, without limitation, personnel records of Operator’s employees who are or have provided services at BSP II, so long as such disclosure does not violate Applicable Law or any collective bargaining agreement governing such employee’s employment relationship with Operator (it being understood that such personnel records may be redacted by Operator

Operation And Maintenance Services Agreement	Page 21
Big Stone II Power Plant	June 30, 2005

to remove any personally identifiable information such as names, Social Security Numbers and the like));

(x)	performing all other work necessary to operate and maintain BSP II; and

(xi)	if it occurs during the Term, retiring the Plant.
(b)	During the Pre-Commercial Operation Period, the Services shall also include:
(i)	coordinating and providing general direction of work on the Project;

(ii)	administering and enforcing the Owners’ rights under the Construction Contracts;

(iii)	scheduling and conducting monthly progress meetings and reports for the Engineering and Operating Committee to address procedures, progress, problems, contractual issues, change orders and scheduling milestones related to the Project;

(iv)	reviewing and approving monthly progress estimates and requests by the construction contractors, auditing quality control programs and monitoring construction safety programs;

(v)	obtaining or assisting the construction contractor in obtaining all necessary construction and building permits;

(vi)	upon notification by any construction contractor that it has achieved a milestone for its work or a designated portion thereof, verifying that such event has occurred in accordance with the terms of the applicable Construction Contract, informing the construction contractor of any incomplete or unsatisfactory items and, when appropriate or required, obtain the Engineering and Operating Committee’s consent to approve completion of such milestone;

(vii)	preparing and delivering to Owners, for comments and approval, the Proposed Pre-Commercial Operation Operating Plan & Budget;

(viii)	reviewing the Project Documents and preparing and delivering to Owners, for comments and approval, a written description of the practices and procedures required to perform the Services in a manner that is consistent with the requirements of the Project Documents;

(ix)	preparing, reviewing and amending, as needed, and delivering to Owners, for comments, the BSP II Manuals;

(x)	preparing and delivering to Owners the Notification Matrix;

(xi)	preparing and delivering to Owners, for comments and approval, the Proposed Operating Plan & Budget for the first year of the Term;

(xii)	staffing the BSP Workforce in accordance with this Agreement and the Pre-Commercial Operation Operating Plan & Budget;

Operation And Maintenance Services Agreement	Page 22
Big Stone II Power Plant	June 30, 2005

(xiii)	training the BSP Workforce in accordance with the BSP II Manuals;

(xiv)	participating in the commissioning, start-up and testing of BSP II;

(xv)	procuring environmental allowances as per the Agreement of Representation attached hereto as Schedule 4.01; and

(xvi)	conducting testing and maintaining MAPP accreditation of the Plant.
(c)	The Operator shall have the authority to enter into agreements and to execute documents for expenditures authorized under this Agreement, on behalf of the Owners for transactions involving less than Five Hundred Thousand Dollars ($500,000). Agreements in excess of such amounts must be approved in advance by the Engineering and Operating Committee. Agreements for expenditures that are part of an approved budget shall be deemed to be approved for purposes of this Section 4.01(c).
     4.02 Operational Standards. Operator shall perform the Services in accordance with:
(a)	all Applicable Laws and Authorizations;

(b)	this Agreement, including the operational principles (which shall be developed before Commercial Operation) established by the Engineering and Operating Committee;

(c)	the BSP II Manuals;

(d)	the Pre-Commercial Operation Operating Plan & Budget or the applicable Annual Operating Plan & Budget;

(e)	Prudent Utility Practice;

(f)	the requirements, if any, of the insurer insuring BSP II (including BSP II’s share of the Joint Facilities) and the Parties in connection with their BSP II-related activities;

(g)	Manufacturers’ Recommendations;

(h)	the requirements of the Project Documents; and

(i)	any other reasonable request made by Owners.
     4.03 Personnel.
(a)	All individuals employed by Operator or its Affiliates to perform the Services shall be qualified to perform the duties to which they are assigned. Such qualifications shall include the possession and maintenance of any individual or personal licenses or permits required by Applicable Law. Operator shall not adversely discriminate against BSP II, in the assignment of BSP Workforce personnel, and Operator shall establish a rotation system to ensure that BSP I, BSP II, and the Joint Facilities receive equitable treatment with respect to the assignment of BSP Workforce personnel.

Operation And Maintenance Services Agreement	Page 23
Big Stone II Power Plant	June 30, 2005

(b)	Operator shall have the sole right and responsibility to manage labor relations and determine working hours, employee benefits, rates of compensation and all other personnel-related matters.

(c)	Operator shall only charge Labor Expenses to the Owners, to the extent they represent direct, legitimate and verifiable services for the benefit of BSP II, and Operator shall cause each member of the BSP Workforce and any other applicable personnel to maintain time reports in sufficient detail to verify the actual time worked in connection with BSP II and any applicable Joint Facilities.
     4.04 Plant Manager. Not later than thirty (30) days after the Effective Date, Operator shall appoint an individual as the Plant Manager. Operator’s selection of the initial Plant Manager, and all subsequent Plant Managers, shall be subject to the approval of the Owners, which shall not be unreasonably withheld. The Plant Manager shall (a) be authorized to act for and on behalf of Operator in all matters concerning performance of the Services and (b) direct and manage Operator’s resources in the performance of the Services. Operator shall be bound by the communications, directions, requests and decisions made by the Plant Manager; provided that the Plant Manager shall have no authority to amend or waive any provision of this Agreement. Operator shall also designate at least one alternate to the Plant Manager who shall, at all times, act as the Plant Manager in the unavailability of the Plant Manager. Operator shall deliver to Owners a written Notice of the identity of the Plant Manager and the alternates thereto along with specific instructions as to how each such individual can be reached at all times.
     4.05 Training. Subject to the limitations of the Pre-Commercial Operation Operating Plan & Budget or the applicable Operating Plan & Budget and this Agreement, Operating Expenses shall include costs and expenses incurred by Operator in connection with training the BSP Workforce for their duties in connection with BSP II, including costs of Third-Party Suppliers engaged by Operator in connection with such training programs.
(a)	Initial Training. During the Pre-Commercial Operation Period, Operator shall conduct an initial training program to prepare the BSP Workforce participants for performing the Services in accordance with this Agreement. Wherever reasonably practicable, such initial training program shall be conducted in conjunction with the manufacturer of the major equipment incorporated as part of BSP II.

(b)	Ongoing Training. Following the initial training provided in accordance with Section 4.05(a), Operator shall offer an ongoing training program for the BSP Workforce participants which shall be described in greater detail in the BSP II Manuals. This training program shall include an orientation element and emphasize, among other things, safety, environmental compliance, operation and maintenance skills and the fundamental economics of BSP II.
     4.06 Procurement.
(a)	General. All goods and services required for performance of the Services in accordance with this Agreement that the BSP Workforce personnel and other Operator personnel are either unavailable or unqualified to supply directly, shall be procured by Operator in accordance with this Agreement. All such

Operation And Maintenance Services Agreement	Page 24
Big Stone II Power Plant	June 30, 2005

procurements shall also be in accordance with and subject to the limitations of the Pre-Commercial Operation Operating Plan & Budget or the applicable Operating Plan & Budget. Operator shall include in the Pre-Commercial Operation Operating Plan & Budget and each Operating Plan & Budget:
(i)	a brief description of all major goods and services to be procured during the period covered by the Pre-Commercial Operation Operating Plan & Budget or the applicable Operating Plan & Budget;

(ii)	a list of previously qualified and pre-approved Third-Party Suppliers; and

(iii)	standard terms and conditions for the procurement of goods and services from Third-Party Suppliers.
Operator shall prepare and include, as part of each supply agreement, specifications and other terms and conditions, including, if deemed appropriate by Operator, minimum performance and warranty requirements.

(b)	Operator Affiliate Supply Agreements. All goods and services supplied by an Affiliate of Operator shall be supplied in accordance with a written agreement between Operator and the supplier. All such supply agreements shall be subject to the approval of Owners.

(c)	Competitive Bids. Operator shall prepare a written request for bids for each procurement of goods or services with a term greater than one (1) year or an estimated purchase price and contract value in excess of an amount set by the Engineering and Operating Committee from time to time. Such requests shall include:
(i)	the minimum specification requirements;

(ii)	the terms and conditions of the supply agreement;

(iii)	a request for a quotation for providing the requested goods or services; and

(iv)	a request for the Third-Party Supplier’s qualifications and experience.
Operator shall evaluate all responses and select the successful bidder. Prior to the execution thereof, Operator shall obtain Owners’ approval for each expenditure with a value in excess of Five Hundred Thousand Dollars ($500,000).

For all expenditures requiring Owners’ prior approval, Operator shall prepare a summary of the responses to Operator’s request for bids and a description of the terms and conditions of the supply agreement to the extent such terms and conditions are materially different than the standard terms and conditions as set forth in this Agreement or contained within the applicable Operating Plan & Budget.

(d)	Supply Agreement Administration. Operator shall administer all agreements for the supply of goods and services procured by Operator in accordance with this Section 4.06, including:

Operation And Maintenance Services Agreement	Page 25
Big Stone II Power Plant	June 30, 2005

(i)	scheduling and coordinating the work, including the delivery of goods;

(ii)	inspecting all goods and services for compliance with the supply agreement specifications and other terms and conditions;

(iii)	enforcing material supply agreement terms and conditions, including warranty provisions; and

(iv)	advising Owners of any potential material claims against a Third-Party Supplier for such Third-Party Supplier’s failure to perform in accordance with such supply agreement, and assisting Owners in investigating, pursuing, preserving and litigating or arbitrating, if necessary, such claims.
(e)	Supplier Invoices. Operator shall promptly review and approve invoices from Third-Party Suppliers. Operator shall endeavor to resolve any Third-Party Supplier invoice conflicts or errors as quickly as is reasonably practicable.

(f)	Supplier Insurance. Prior to any Third-Party Supplier beginning work at BSP II, Operator shall obtain certificates that verify the existence of insurance protection required by the applicable supply agreement. Operator shall arrange for transportation insurance to cover the replacement value of any goods damaged or lost during the transportation of such goods to the Site to the extent such insurance protection is not provided by the supplier or shipper of such goods.

(g)	Emergencies. Nothing in this Section 4.06 shall be deemed to limit Operator’s rights or obligations to respond to Emergencies as set forth herein or to restrict Operator’s ability to contract directly, or indirectly as Owners’ agent, for goods or services required for responding to an Emergency.
     4.07 Records and Reports.
(a)	Financial. Operator shall maintain complete and accurate financial records of all costs, including expenses, associated with performing the Services. Operator shall prepare and deliver to Owners detailed financial reports in a form and at intervals requested by Owners. Operator shall keep all such financial records in a safe and secure place until such time as the Owners may determine that such records may be disposed of and shall make such records available to Owners for inspection, audit and copying at reasonable times and as set forth in Section 3.10.

(b)	Performance. Operator shall maintain accurate written (or electronic) records of the performance of BSP II, including records associated with operation and maintenance, environmental compliance and safety incidents as are required by Applicable Law. Operator shall prepare and deliver to Owners performance reports in a form and at reasonable intervals requested by Owners. Operator shall keep all performance-related records in a safe and secure place until such time as the Owners may determine that such records may be disposed of and shall make such records available to Owners for inspection, audit and copying at reasonable times and as set forth in Section 3.10.

Operation And Maintenance Services Agreement	Page 26
Big Stone II Power Plant	June 30, 2005

(c)	As-Built Plans & Specifications. Operator shall maintain in a safe and secure place BSP II as-built plans and specifications and the plans and specifications for major modifications or additions to the Facilities. The As-Built Plans and Specifications are the property of Owners and shall remain at the Facility upon termination of this Agreement.
     4.08 BSP II Manuals. Operator shall, from time to time, amend the BSP II Manuals to reflect changes to BSP II, Applicable Law and Prudent Utility Practice. The BSP II Manuals, and any amendments or supplements thereto, shall be subject to review, comment and approval by Owners. The BSP II Manuals are the property of Owners and shall remain at BSP II upon termination of this Agreement.
     4.09 Authorizations. Operator shall apply for, obtain and maintain all Authorizations which are required under Applicable Law to be obtained and maintained by Operator, its Affiliates or their respective Representatives in order for Operator to perform the Services. Operator shall, at Owners’ reasonable request, assist Owners in applying for, obtaining and maintaining Authorizations obtained and maintained by Owners in accordance with Section 3.06.
     4.10 Notifications. Operator shall, as soon as is reasonably practicable after obtaining knowledge thereof, notify the Engineering and Operating Committee and thereafter, in accordance with the Notification Matrix, deliver to Owners Notice of the following:
(a)	any litigation, claim, Dispute, action or proceeding by any Person, concerning BSP II, the Joint Facilities, a Party or the Services that is either pending or threatened and material;

(b)	any (i) suspension or revocation, (ii) refusal to grant, renew, or extend, or (iii) pending litigation, claim, Dispute, action or proceeding, in each such case that might, in the reasonable opinion of Operator, result in the suspension or revocation, or affect the granting, renewal or extension of any relevant Authorization;

(c)	any bona fide or material threat of (i) a suspension or revocation, (ii) a refusal to grant, renew, or extend, or (iii) litigation, claim, Dispute, action or proceeding, that, in each case, is likely, in the reasonable opinion of Operator, to result in a suspension or revocation, or affect the granting, renewal or extension, of any Authorization;

(d)	any notice from any Governmental Authority of any alleged violation of Applicable Law or any imposition of any material fine or penalty that is assessed by any Governmental Authority against BSP II, Operator or a Party, its Affiliates or their respective Representatives;

(e)	any Emergency;

(f)	any Force Majeure Event;

(g)	any unscheduled BSP II outage and any acceleration, postponement or extension of a scheduled BSP II outage;

Operation And Maintenance Services Agreement	Page 27
Big Stone II Power Plant	June 30, 2005

(h)	any incident of death or serious injury or damage at the Site or that is likely, in the reasonable opinion of Operator, to have a material adverse effect on BSP II, a Party or the performance of the Services in accordance with this Agreement;

(i)	any incident requiring notification of any Governmental Authority in accordance with Applicable Law;

(j)	any notice from any Governmental Authority of any non-routine inspection of BSP II or records related to BSP II;

(k)	any potential shortage of fuel or utilities which Owners are required to make available in accordance with the terms hereof;

(l)	any current or potential non-compliance with the Pre-Commercial Operation Operating Plan & Budget or applicable Operating Plan & Budget;

(m)	any default or potential default under any Project Document or any breach or potential breach of such documents;

(n)	any unauthorized access to the Site or other breach of Site security;

(o)	any actual or threatened labor Dispute relating to the BSP Workforce or BSP I, BSP II, or the Joint Facilities;

(p)	any material violation of any Authorization or Applicable Law;

(q)	any material damage to any component of BSP II; and

(r)	any other event or circumstance occurring at BSP I, BSP II, the Joint Facilities, or elsewhere that could be expected, in the reasonable opinion of Operator, to have a material adverse effect on BSP II, a Party or the performance of the Services.
     4.11 Emergency Actions. In the event of an Emergency, Operator:
(a)	shall take prompt action, in accordance with Applicable Law and Prudent Utility Practice, to attempt to stabilize the situation and avoid or mitigate damage, injury or loss to Persons or equipment;

(b)	notwithstanding any other provision of this Agreement to the contrary, may incur any reasonable expenditure or take any other action as Operator reasonably deems necessary or appropriate as required to achieve the objectives set forth in clause (a) of this Section 4.11, and such expenditures shall be deemed to be Operating Expenses; provided that Operator shall, to the extent practicable in light of the circumstances constituting the Emergency, minimize such expenditures and obtain Owners’ prior approval of such expenditures; and

(c)	shall include within the notification of Owners required by Section 4.10 a description of the Emergency, any response proposed or taken by Operator, any expenditures incurred by Operator, or expected to be incurred by Operator, in connection with such Emergency and any consequences resulting from or expected to result from such Emergency and Operator’s response thereto.

Operation And Maintenance Services Agreement	Page 28
Big Stone II Power Plant	June 30, 2005

     4.12 Cooperation in Financing.
(a)	Upon the request of an Owner, Operator shall execute and deliver to a Lender the Lenders’ Consent. The Lenders’ Consent shall provide that Operator:
(i)	consents to the grant to the Lender of a security interest in, to and over the applicable Owner’s rights under this Agreement;

(ii)	agrees that prior to any suspension of the Services or termination of this Agreement by Operator, Operator shall notify each Lender of such suspension or termination and give the Lenders a right to cure the cause for such suspension or termination or to take such other actions as may be required by the Lenders to mitigate the consequences from or avoid such suspension or termination; and

(iii)	consents to the exercise by a Lender of Owners’ rights under this Agreement, or the replacement of the applicable Owner there under by the Lender, and to the right of the Lender to assume all the rights and obligations of Owners under this Agreement.
(b)	Upon the request of an Owner, Operator shall, at the requesting Owner’s expense:
(i)	execute such documents or instruments as are customarily required to give effect to the Lenders’ Consent;

(ii)	cause counsel acceptable to the Lender to deliver to the Lender a legal opinion concerning this Agreement and the Lenders’ consent, which opinion shall be in a form satisfactory to the Lender; and

(iii)	prepare and provide to the Lender such information in connection with this Agreement or the performance of the Services as may be required by the Lender.
Operator shall cooperate with Owners in good faith in order to satisfy the requirements of Owners’ financing arrangements, including, where appropriate, the making of such amendments to the terms of this Agreement as may be required by any Lender. Nothing in this Section 4.12 shall be deemed to require Operator to agree to any amendments to this Agreement that would adversely affect Operator’s risks, rights or obligations under this Agreement.
     4.13 Cooperation Following Termination. Upon the termination of this Agreement for whatever reason, Operator shall, at Owners’ expense, (i) turn over operation and maintenance of BSP II to the Successor Operator, if any; and (ii) execute and deliver documents and take other actions, in each case as necessary to facilitate the orderly transition of duties from Operator to the Successor Operator, including:
(a)	promptly deliver to Owners or the Successor Operator (if so directed by Owners), all work, property and recorded information, which are in Operator’s possession or under its control, including records and reports and the BSP II Manuals prepared in accordance with Sections 4.07 and 4.08, respectively; and

Operation And Maintenance Services Agreement	Page 29
Big Stone II Power Plant	June 30, 2005

(b)	transfer, or cause the transfer, to Owners or the Successor Operator (if so directed by Owners), all rights and obligations of Operator, its Affiliates and their respective Representatives under all contracts entered into and Authorizations held by such Person in connection with the performance of the Services; provided that Owners shall assume, or shall cause the Successor Operator to assume, all such rights and obligations and provided the Owners obtain the release of Operator from all such obligations pertaining to the BSP Workforce.
Upon the termination of this Agreement, Operator shall, at the request of Owners, at Owners’ expense, and for a period not to exceed sixty (60) days, train the Successor Operator. However, if the termination is a result of an Operator Event of Default, then the costs of complying with this Section 4.13 shall be borne exclusively by Operator.
     4.14 Liens or Encumbrances. Operator shall keep and maintain BSP II free and clear of all liens and encumbrances resulting from performance of the Services to the extent such Services are performed directly by Operator or, to the extent that Owners have deposited funds adequate therefor in the Trust Account, by a Third-Party Supplier in accordance with a subcontract between Operator and such Third-Party Supplier.
     4.15 Authority Limitations. Notwithstanding any provision in this Agreement to the contrary, unless specifically provided for in the Pre-Commercial Operation Operating Plan & Budget or the applicable Operating Plan & Budget, or as otherwise specifically approved or directed by Owners in writing, Operator shall not directly, or as an agent of Owners, and shall ensure that its Affiliates and Representatives do not:
(a)	sell, lease, pledge, mortgage, convey, or make any license, exchange or other transfer or disposition of any property or assets of Owners, its Affiliates or Representatives, including any property or assets purchased by Operator in accordance with this Agreement;

(b)	make, enter into, execute, amend, modify or supplement any contract or agreement (including any labor or collective bargaining agreement) on behalf of or in the name of Owners;

(c)	incur, consent to or agree to any cost or expense directly or as agent of Owners that is to the account of Owners, its Affiliates, or otherwise recoverable from such Person, except for Operating Expenses and cost and expenses otherwise authorized or permitted under this Agreement;

(d)	settle, compromise, assign, pledge, transfer, release or consent to the compromise, assignment, pledge, transfer or release of, any claim, suit, debt, demand or judgment against or due by, Owners or Operator, the cost of which is to the account of Owners, its Affiliates, or otherwise recoverable from such Persons; or submit any such claim, Dispute or controversy to arbitration or judicial process, or stipulate in respect thereof to a judgment, or consent to do the same;

(e)	engage in any other transaction on behalf of or as an agent for Owners except as specifically provided for in this Agreement or as specifically directed by Owners in writing; or

Operation And Maintenance Services Agreement	Page 30
Big Stone II Power Plant	June 30, 2005

(f)	issue or make any public announcements or statements regarding BSP II, Owners, their Affiliates, the Services or this Agreement, unless, prior thereto, Owners have been furnished with a copy thereof and have approved the same.
ARTICLE V
BUDGET AND OPERATING PLAN PROCEDURES
     5.01 Pre-Commercial Operation.
(a)	Proposed Pre-Commercial Operation Operating Plan & Budget. As soon as reasonably practical but in no event later than twelve (12) months prior to the date of Commercial Operation, Operator shall prepare and deliver to Owners the Proposed Pre-Commercial Operation Operating Plan & Budget. The Proposed Pre-Commercial Operation Operating Plan & Budget shall include:
(i)	a staffing plan;

(ii)	a description of the Services to be performed during the Pre-Commercial Operation Period, a schedule for completion of such Services and an estimate, including a reasonable contingency, of the Operating Expenses to be incurred in connection with performing such Services;

(iii)	a description of the Services to be performed by an Affiliate of Operator or Third-Party Supplier on a cost recoverable basis together with an estimate of the cost of such Services;

(iv)	any other information which Owners may reasonably request be included in the Proposed Pre-Commercial Operation Operating Plan & Budget; and

(v)	in preparing the Proposed Pre-Commercial Operation Operating Plan & Budget, Operator shall separately account for capital expenditures and operating expenditures.
(b)	Approval. Not later than forty-five (45) days after receiving the Proposed Pre-Commercial Operation Operating Plan & Budget, Owners shall either approve the Proposed Pre-Commercial Operation Operating Plan & Budget or provide Operator with its reasons for withholding approval and the changes to the Proposed Pre-Commercial Operation Operating Plan & Budget required to obtain Owners approval. Any Disputes regarding the Pre-Commercial Operation Operating Plan & Budget not resolved by the Parties within twenty (20) days following Operator’s receipt of Owners’ comments shall be resolved in accordance with Article XI. The Proposed Pre-Commercial Operation Operating Plan & Budget may be approved in whole or in part in order to not unreasonably delay the performance of the Pre-Commercial Operation Period Services. The portions of the Proposed Pre- Commercial Operation Operating Plan & Budget approved by the Parties shall constitute the Pre-Commercial Operation Operating Plan & Budget.

Operation And Maintenance Services Agreement	Page 31
Big Stone II Power Plant	June 30, 2005

     5.02 Operations Period.
(a)	Proposed Operating Plan & Budget. Not later than forty-five (45) days prior to the date of Commercial Operation and thereafter not later than July 1st of each year during the Term, Operator shall prepare and deliver to Owners the Proposed Operating Plan & Budget for performing the Services during the period beginning with the date of Commercial Operation and for the remainder of the year in which such date occurs, in the first instance, and during the following year in each subsequent case. The Owners shall provide Operator with the operating schedule estimate for BSP II at least thirty (30) days prior to budget submittal. The operating plan component of the Proposed Operating Plan & Budget shall include:
(i)	any staffing plan revisions;

(ii)	the Notification Matrix;

(iii)	a description of and plan for Non-Recurring Operating Expenses (including (A) Plant betterments and other additions, replacements and alterations, (B) major maintenance repairs and replacements) for the next year and each of the subsequent four (4) years, and (C) spare parts in the aggregate in excess of Two Hundred Fifty Thousand Dollars ($250,000);

(iv)	a description of the Services, and proposed budget, to be performed by an Affiliate of Operator on a cost recoverable basis during the period to which the Proposed Operating Plan & Budget applies;

(v)	a list of the Third-Party Suppliers to be engaged to provide major goods or services valued at over One Hundred Thousand Dollars ($100,000) during the period to which the Proposed Operating Plan & Budget applies;

(vi)	all cost allocations between BSP I and BSP II;

(vii)	any other information which Owners may reasonably request be included in the Proposed Operating Plan & Budget; and

(viii)	in preparing the Proposed Operating Plan & Budget, Operator shall separately account for capital expenditures and operating expenditures.
The budget components of the Proposed Operating Plan & Budget shall be prepared on a cost basis and shall include: (1) an estimate, on a monthly as well as an annual basis, of the Operating Expenses, prepared pursuant to the Federal Energy Regulatory Commission Uniform System of Accounts, to be incurred during the applicable period in connection with performance of the Services; and (2) a reasonable contingency separately identified and quantified.
(b)	Operating Plan & Budget Approval.
(i)	Not later than thirty (30) days after receiving the Proposed Operating Plan & Budget, Owners shall either approve the Proposed Operating Plan & Budget or provide Operator in writing with its reasons for withholding

Operation And Maintenance Services Agreement	Page 32
Big Stone II Power Plant	June 30, 2005

approval and the changes required to obtain Owners’ approval. The Owners, as part of the process of approving the Proposed Operating Plan & Budget, shall set reasonable annual performance standards for the Operator within one or more Key Performance Indicators listed on Schedule 5.02(b)(i). Any Disputes regarding the Proposed Operating Plan & Budget not resolved by the Parties within thirty (30) days following Operator’s receipt of Owners’ comments shall be resolved in accordance with Article XI. The portions of the Proposed Operating Plan & Budget approved by the Parties shall constitute the Operating Plan & Budget respectively for the applicable year.

(ii)	The Parties agree to amend, from time to time, the Operating Plan & Budget as appropriate to reasonably account for, in a timely manner, unanticipated circumstances, including, but not limited to, changes in Applicable Law, Emergencies, and Force Majeure Events.
(c)	Default Budget. Beginning with the year following the year in which the date of Commercial Operation occurs, if the Parties have not agreed upon a cost budget to be included in as part of the Operating Plan & Budget by January 1 of the year to which such Operating Plan & Budget applies, then the Default Budget shall be deemed to be the approved budget until such time as the Parties agree on a cost budget for such year or the budget-related Disputes between the Parties have been resolved in accordance with Article XI. The Default Budget shall be prepared by Operator and delivered to Owners not later than seven (7) days prior to the first day of the period to which the Default Budget applies. The Default Budget, which shall be prorated for the year in which this Agreement is terminated, shall be equal to the actual Operating Expenses incurred during the preceding year (annualized in the event such preceding year is less than a full year) increased by the same percent as the percent increase, if any, in the Escalation Factor during the twelve (12) month period ending with the most recent September 30, and adjusted to (i) delete any Non-Recurring Operating Expense incurred during the preceding year, if such non-recurring expense, in the reasonable opinion of Operator, is not expected to be incurred during the applicable year, (ii) add any Non-Recurring Operating Expense scheduled to be incurred during the applicable year as such amount is set forth in the most recent Operating Plan & Budget and (iii) delete (without duplication of the adjustments made in accordance with (i) and (ii) of this Section 5.02(c)) the impact of any Emergency, Force Majeure Event, time that BSP II was not operating, or suspension of Services that occurred during the preceding year. The Operator Incentive component of the Default Budget shall be the same as the Operator Incentive component of the Operating Plan & Budget for the immediately preceding year.
ARTICLE VI

Operation And Maintenance Services Agreement	Page 33
Big Stone II Power Plant	June 30, 2005

CONSIDERATION
     6.01 Compensation. For performance of its duties hereunder, Operator shall be entitled to receive payment for all Operating Expenses.
ARTICLE VII
INSURANCE
     7.01 Provided by Owners.
(a)	During the Term, Owners shall jointly procure or cause to be procured and maintain in full force and effect insurance protection with coverage no less than the amounts set forth below.
(i)	Builders Risk (including testing) – during all periods of construction on the entire Project on a completed value basis and covering the full insurable replacement cost thereof;

(ii)	Property Damage, including Boiler and Machinery – covering the full insurable replacement cost, but in no case will the limit be less than the maximum foreseeable loss for each occurrence and in the annual aggregate (as determined by an independent consultant);

(iii)	Commercial General Liability – One Million Dollars ($1,000,000) each occurrence and in the annual aggregate;

(iv)	Umbrella and Excess Liability – Fifty Million Dollars ($50,000,000) each occurrence and in the annual aggregate through a combination thereof; and

(v)	Earthquake and flood insurance – as may be determined by the E&O Committee.
(b)	The insurance protection provided by Owners in accordance with this Section 7.01 shall also:
(i)	name, as additional insured, Operator, its Affiliates and their respective Representatives as each such Person’s interest may appear, and contain a waiver of subrogation in favor of each such Person;

(ii)	be primary with respect to any other insurance;

(iii)	provide for Operator to be notified in writing at least sixty (60) days prior to any modification, termination or cancellation of insurance coverage; and

(iv)	be subject to a deductible no greater than Two Million Five Hundred Thousand Dollars ($2,500,000), if any.
Owners shall provide Operator with certificates of insurance that verify the full force and effect of coverage required by this Section 7.01.

Operation And Maintenance Services Agreement	Page 34
Big Stone II Power Plant	June 30, 2005

Subject to the approval of the E&O Committee, the insurance required by this Section 7.01 shall be procured by Operator for the benefit of the Owners and to the extent possible may be purchased as part of Operator’s overall company insurance program, and/or in conjunction with the insurance covering BSP I. If the Operator procures insurance on behalf of the Owners, the Operator shall provide Owners with certificates of insurance that verify the full force and effect of coverage required by this Section 7.01.
     7.02 Provided by Operator. Without duplication of the insurance protection provided in accordance with Section 7.01, during the Term Operator shall obtain and maintain in full force and effect insurance protection with coverage no less than the amounts set forth below.
(a)	Commercial General Liability, Umbrella and Excess Liability – Ten Million Dollars ($10,000,000) each occurrence and in the annual aggregate, and with deductibles no greater than Two Million Five Hundred Thousand Dollars ($2,500,000);

(b)	Automobile Liability – One Million Dollars ($1,000,000) combined single limit (for owned, if any, hired and non-owned automotive equipment), and with deductibles no greater than Ten Thousand Dollars ($10,000);

(c)	Workers’ Compensation (or the local equivalent) – in such amounts and form as required by Applicable Law; and

(d)	Fiduciary liability – Three Million Dollars ($3,000,000) aggregate liability limit.
The policies obtained and maintained to provide the protection required by this Section 7.02 shall not necessarily be specific to the Project. Operator may satisfy all or any requirement for insurance required by this Section 7.02 through a qualified self-insurance program; provided, however, that Operator must obtain the prior written approval of the Owners if the amount of self-insurance applying to any such requirement, in each instance, exceeds One Million Dollars ($1,000,000), and the Operator shall be liable to the Owners for any amounts due them hereunder as if such self-insurance were an insurance policy purchased from a Third Party. The Owners may require additional coverages, endorsements, minimum limits and deductibles, in their sole discretion, provided such is reasonably available in the insurance market and provided the Owners are responsible for the costs thereof. Operator shall provide Owners with certificates of insurance that verify the full force and effect of the coverage required by this Section 7.02, or for any self-insurance, Operator shall provide Owners such information as Owners shall reasonably request.
     7.03 Premiums & Deductibles. With respect to insurance coverage provided in accordance with Sections 7.01 and 7.02:
(a)	insurance policy premiums (including the incremental premiums paid by Operator with respect to its general corporate insurance policies that are specifically attributable to its performance of the Services), self-insured retentions, claims not covered by insurance and insurance policy claim deductible amounts, except as provided for in (b) of this Section 7.03, shall be paid directly by Owners or deemed to be an Operating Expense and paid by Operator with funds withdrawn from the Trust Account; and

Operation And Maintenance Services Agreement	Page 35
Big Stone II Power Plant	June 30, 2005

(b)	subject to the limitations on the total liability of Operator under this Agreement, Operator shall pay any insurance policy claim deductible amounts to the extent such claim is the result of Operator’s Willful Action and such amount shall not be reimbursed by Owners.
     7.04 Replacement Insurance By Operator. In the event the insurance protection required by Section 7.01 is suspended, terminated or expires and is not promptly renewed, Operator shall have the right, subject to five (5) days advance Notice to Owners, but not the obligation, to acquire replacement insurance substantially in conformance with the requirements of Section 7.01 and all reasonable costs and expenses incurred by Operator in obtaining such replacement insurance shall be deemed to be Operating Expenses provided that such actions are taken only to the extent of and for so long as there is a lapse in the insurance protection required by Section 7.01.
     7.05 Replacement Insurance By Owner. In the event the insurance protection required by Section 7.02 is suspended, terminated or expires and is not promptly renewed, Owner shall have the right, subject to five (5) days advance Notice to Operator, but not the obligation, to acquire replacement insurance substantially in conformance with the requirements of Section 7.02, provided that such actions are taken only to the extent of and for so long as there is a lapse in the insurance protection required by Section 7.02.
ARTICLE VIII
INDEMNIFICATIONS
     8.01 Owners’ Indemnification. With respect to the subject matter of this Agreement, Owners shall protect, defend, indemnify and hold harmless to the extent of the ownership share of each Owner in BSP II, each Operator Indemnitee from and against Losses and Third-Party Losses arising out of, related to, or resulting from the negligence or Willful Action of Owners or their respective Representatives with respect to the subject-matter of this Agreement, or arising out of, related to, or resulting from the performance (or non-performance) of Owners’ obligations under this Agreement by Owners or their Representatives, except to the extent that such Losses or Third-Party Losses arise out of or result from the Willful Action by or of Operator. Operator shall have the right to seek compensation therefor, the amount of which shall not include any insurance proceeds Operator has received therefor; provided, however, that Operator shall have the right to also receive any insurance proceeds Owners may receive in connection with an indemnification claim made by Owners hereunder.
     8.02 Operator Indemnification. Operator shall protect, defend, indemnify and hold harmless each Owner Indemnitee from and against Losses and Third-Party Losses arising out of, related to, or resulting from the Willful Action of Operator. Owners shall have the right to seek compensation therefor, the amount of which shall not include any insurance proceeds Owners have received therefor; provided, however, that Owners shall have the right to also receive any insurance proceeds Operator may receive in connection with an indemnification claim made by Operator hereunder.
     8.03 Comparative Liability. If a Party incurs Losses or is liable for Third-Party Losses due to the joint, concurring, comparative or contributory negligence or Willful Action of

Operation And Maintenance Services Agreement	Page 36
Big Stone II Power Plant	June 30, 2005

another Party, the liability for such Losses or Third-Party Losses shall, as applicable, be allocated between Operator and Owners in proportion to their respective degrees of joint, concurring, comparative or contributory negligence or Willful Action contributing to such Losses or Third-Party Losses. If Losses or Third-Party Losses occur due to Willful Action of Operator and Willful Action and/or negligence of Owner, then any indemnification obligations therefor shall be determined pursuant to Sections 8.01 and 8.02 hereof.
     8.04 Notice and Participation.
(a)	If any Indemnified Party intends to seek indemnification under this Article from an Indemnifying Party with respect to any action or claim by a Third Party, the Indemnified Party shall give the Indemnifying Party Notice of such claim or action upon the receipt of actual knowledge or information by the Indemnified Party of a possible claim that the Indemnifying Party reasonably concludes is likely to be made or of the commencement of a claim or action, which Notice shall in no event be delivered later than the first to occur of (i) thirty (30) days prior to the last day for responding to such claim or action or (ii) the expiration of the first half of the period allowed for responding to such claim or action. The Indemnifying Party shall have no liability under this Article for any Third-Party Loss for which such Notice is not provided to the extent that the failure to give such Notice materially prejudices the Indemnifying Party.

(b)	The Indemnifying Party shall have the right to assume the defense of any Third Party claim or action, at its sole cost and expense, with counsel designated by the Indemnifying Party and reasonably satisfactory to the Indemnified Party; provided that if the defendants in any such action include both the Indemnified Party and the Indemnifying Party, and the Indemnified Party shall have reasonably concluded that there may be legal defenses available to it which are different from or additional to those available to the Indemnifying Party, the Indemnified Party shall have the right to select separate counsel, at the Indemnifying Party’s expense, to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such Indemnified Party.

(c)	Except to the extent expressly provided herein, no Indemnified Party shall settle any claim or action with respect to which it has sought or intends to seek indemnification pursuant to this Agreement without the prior written consent of the Indemnifying Party.

(d)	Should any Indemnified Party be entitled to indemnification under this Article VIII as a result of a claim or action by a Third Party, and should the Indemnifying Party fail to assume the defense of such claim or action, the Indemnified Party may, at the expense of the Indemnifying Party, contest (or, with or without the prior consent of the Indemnifying Party, settle) such claim or action.

(e)	Except to the extent expressly provided herein, no Indemnifying Party shall settle any claim or action with respect to which it may be liable to provide indemnification pursuant to this Agreement without the prior written consent of the Indemnified Party; provided that if the Indemnifying Party has reached a bona

Operation And Maintenance Services Agreement	Page 37
Big Stone II Power Plant	June 30, 2005

fide settlement agreement with the plaintiff(s) in any such action and the Indemnified Party does not consent to such settlement agreement, then the amount specified in the settlement agreement, plus the Indemnified Party’s attorney’s fees costs, shall act as an absolute maximum limit on the indemnification obligation of the Indemnifying Party with respect to the claim, or portion thereof, that is the subject of such settlement agreement.
     8.05 Net Amount. In the event that an Indemnifying Party is obligated to indemnify and hold any Indemnified Party harmless under this Article VIII, the amount owing to the Indemnified Party shall be the amount of such Indemnified Party’s actual out-of-pocket cost incurred in connection with the indemnified Losses or Third-Party Losses, net of any insurance or other recovery actually received by the Indemnified Party.
ARTICLE IX
DEFAULTS & REMEDIES
     9.01 Operator Events of Default. The following shall constitute events of default on the part of Operator (each, an “Operator Event of Default”) under this Agreement:
(a)	Operator fails to pay, within five (5) days following the date on which such payment is due, any amount that is due to Owners under this Agreement and has not been disputed in good faith by Operator;

(b)	Willful Action by Operator in connection with the performance of the Services (other than in connection with a default described in Sections 9.01(a) and 9.01(c));

(c)	Operator commits a material breach of its obligations under this Agreement (other than a default described in Section 9.01(a) or (b)) unless not later than five (5) days after the delivery of a Notice from Owners of such breach, Operator commences, and thereafter diligently pursues a cure of such breach and the effects of such breach are cured within thirty (30) days of delivery of such Notice; provided that if (i) such breach is not, by its nature, capable of being cured within such thirty (30) day period, (ii) Operator is diligently and in good faith proceeding to attempt to cure such breach, and (iii) an extension of time to cure such breach would not materially increase the loss or injury suffered by the Owners or BSP II on account of such breach, then Operator shall be allowed such additional time as reasonably may be required to cure such breach which shall in no event exceed one hundred eighty (180) days;

(d)	Operator Bankruptcy which is not stayed, dismissed or terminated within sixty (60) days after commencement, or Operator ceases to carry on its business; and

(e)	an uncured event of default occurs under any Project Documents (other than this Agreement) for which a party thereto (other than an Owner or Operator) may terminate such Project Documents and such event of default is wholly or substantially attributable to any breach of this Agreement by Operator or otherwise to the Willful Action of Operator.

Operation And Maintenance Services Agreement	Page 38
Big Stone II Power Plant	June 30, 2005

     9.02 Owners Events of Default. The following shall constitute events of default on the part of Owners (“Owners Events of Default”) under this Agreement:
(a)	Owners fail to pay, pursuant to the requirements of the Participation Agreement, any Progress Payment, as such term is defined in the Participation Agreement, into the Trust Account, or any amount that is due to Operator for (i) Operator Incentives or (ii) Operating Expenses incurred by Operator;

(b)	Owners commit a material breach of their obligations under this Agreement (other than in connection with a default described in Section 9.02(a)) unless not later than five (5) days after the delivery of a Notice from Operator of such breach, Owners commence and thereafter diligently pursues the cure of such breach; and

(c)	Any Owner Bankruptcy which is not stayed, dismissed or terminated within sixty (60) days after commencement, or Owners cease to carry on the business of BSP II.
     9.03 Procedure and Remedies.
(a)	Upon the occurrence and during the continuance of an Operator Event of Default, Owners shall have the right, in their sole and absolute discretion, to do either or both of (i) terminate this Agreement subject to delivery of a Notice to Operator of such termination, and (ii) except as otherwise provided in this Agreement, pursue any and all other remedies available at law, in equity or pursuant to this Agreement.

(b)	Upon the occurrence and during the continuance of an Owners Event of Default, Operator shall have the right, in its sole and absolute discretion, to do either or both of (i) terminate this Agreement subject to delivery of a Notice to Owners and the Lenders of such termination not later than thirty (30) days prior to the effective date of such termination, and (ii) except as other provided in this Agreement, pursue any and all other remedies available at law, in equity or pursuant to this Agreement.

(c)	Notwithstanding any other provision of this Agreement to the contrary, (i) Owners shall not terminate this Agreement following the occurrence of an Operator Event of Default if, prior to Operator receiving the Notice of such termination, and notwithstanding the expiration or unavailability of any cure period provided under this Agreement, Operator shall have cured the Operator Event of Default and (ii) Operator shall not terminate this Agreement following the occurrence of an Owners Event of Default if, prior to Owners receiving the Notice of such termination, and notwithstanding the expiration or unavailability of any cure period provided under this Agreement, Owners shall have cured the Owners Event of Default.
     9.04 Operator Liability Limiting Events. Notwithstanding anything else to the contrary in this Agreement, Operator shall not be in breach of this Agreement and shall have no liability to Owners to the extent that any occurrence, condition, or event that is the result of (each a “Liability Limiting Event”):

Operation And Maintenance Services Agreement	Page 39
Big Stone II Power Plant	June 30, 2005

(a)	any act or omission that is committed or omitted, as the case may be, solely at the direction of Owners, provided that Operator timely objected to such act or omission and advised Owners of the probable consequences thereof;

(b)	equipment or system failure or design deficiency, unless such failure or deficiency was caused by the Willful Action of Operator;

(c)	a Force Majeure Event;

(d)	Operator’s suspension of the performance of all or any portion of the Services in accordance with this Agreement; or

(e)	a material breach of this Agreement by Owners;
provided that, in each case, Operator continues to perform the Services in accordance with this Agreement except for modification of the operational standards set forth in Section 4.02 required to reasonably account for the Liability Limiting Event.
     9.05 Remedies Cumulative. Except as specifically limited by this Agreement and subject to Article X, each and every right, power and remedy of a Party, whether specifically stated in this Agreement, or otherwise existing, may be exercised concurrently or separately, from time to time, and so often and in such order as may be deemed expedient by the exercising Party, and the exercise or the beginning of the exercise of any such right, power or remedy shall not be deemed a waiver of the right to exercise, at the same time or thereafter, any other right, power or remedy. No delay or omission of a Party in the exercise of any right, power or remedy shall impair or operate as a waiver thereof or of any other right, power or remedy then or thereafter existing.
ARTICLE X
LIABILITY LIMITATIONS
     10.01 No Consequential Damages. Notwithstanding any other provision in this Agreement to the contrary, no Party shall be liable hereunder to any other Party for any consequential or indirect loss or damage, including loss of revenues, loss of profit, cost of capital, loss of goodwill, or any other special, exemplary, collateral, punitive or incidental damages incurred by such other Party, its Affiliates, or their respective Representatives. Each Party further agrees that the waivers and disclaimers of liability, indemnities, releases from liability and limitations on liability expressed in this Agreement shall (a) apply at all times, whether in contract, equity, tort or otherwise, regardless of the fault, negligence (in whole or in part), strict liability, breach of contract or breach of warranty of the Party indemnified, released or whose liabilities are limited and (b) extend to the Affiliates of the other Party and their respective Representatives.
     10.02 No Warranties or Guarantees. EXCEPT AS EXPRESSLY PROVIDED IN THIS AGREEMENT, NO PARTY MAKES ANY REPRESENTATIONS, WARRANTIES OR GUARANTEES TO THE OTHER PARTIES, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT, AND ALL PARTIES DISCLAIM AND WAIVE ANY IMPLIED WARRANTIES OR WARRANTIES IMPOSED BY LAW, INCLUDING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

Operation And Maintenance Services Agreement	Page 40
Big Stone II Power Plant	June 30, 2005

     10.03 Assertion of Claims. No claims of any kind shall be asserted against any Party, or its Affiliates, whether arising out of contract, tort (including negligence), strict liability, or any other cause or form of action, unless it is filed in a court of competent jurisdiction within the applicable statute of limitations period for such claim.
ARTICLE XI
DISPUTE RESOLUTION
     11.01 Resolution By Coordination Committee. All Disputes arising under this Agreement shall be addressed by the Coordination Committee (as such term is defined in the Participation Agreement). A Party may request that a Dispute be brought before the Coordination Committee by delivering a written request to the Coordination Committee. The Coordination Committee shall meet, negotiate and attempt in good faith to resolve the Dispute quickly, informally and inexpensively. In the event the Coordination Committee cannot resolve the Dispute within thirty (30) days after commencement of negotiations, a Party may seek any and all available legal remedies to resolve the Dispute, whether at law or in equity.
     11.02 Continued Performance. Pending the outcome of a Dispute being resolved in accordance with this Article XI, the Parties shall continue to perform their respective obligations under this Agreement to the extent such obligations and the continued performance thereof are not the subject of such Dispute.
ARTICLE XII
REPRESENTATIONS & WARRANTIES
     12.01 Of Each Party. Each Party represents and warrants to the other Parties that, as of the date hereof:
(a)	it is, as applicable, an agency, cooperative corporation, consumers power district, municipal corporation, political subdivision, or corporation duly organized, validly existing and in good standing under the laws of the state of its formation and authorized to conduct business in South Dakota;

(b)	it has the power and authority to enter into and perform this Agreement and is not prohibited from entering into this Agreement or discharging and performing all covenants and obligations on its part to be performed under and pursuant to this Agreement;

(c)	it has taken all action required by Applicable Law in order to approve, execute and deliver this Agreement;

(d)	the execution and delivery of this Agreement, the consummation of the transactions contemplated herein and the fulfillment of and compliance by such Owner with the provisions of this Agreement will not conflict with or constitute a breach of or a default under or require any consent, license or approval that has not been obtained pursuant to any of the terms, conditions or provisions of any law, rule or regulation, any order, judgment, writ, injunction, decree, determination, award or other instrument or legal requirement of any court or

Operation And Maintenance Services Agreement	Page 41
Big Stone II Power Plant	June 30, 2005

other agency of government, the documents of its formation or any contractual limitation, restriction or outstanding trust indenture, deed of trust, mortgage, loan agreement, lease, other evidence of indebtedness or any other agreement or instrument to which it is a party or by which it or any of its property is bound and will not result in a breach of or a default under any of the foregoing;

(e)	it has taken all such action as may be necessary or advisable and proper to authorize this Agreement, the execution and delivery hereof, and the consummation of transactions contemplated hereby;

(f)	there are no bankruptcy, insolvency, reorganization or receiverships pending or being contemplated by it, or to its knowledge threatened against it;

(g)	to its knowledge, there are no actions, proceedings, judgments, rulings or orders issued by, or pending before any court or other governmental body that would materially adversely affect its ability to perform its obligations under this Agreement; and

(h)	this Agreement is a legal, valid and binding obligation of such Owner enforceable in accordance with its terms, except as limited by Laws of general applicability limiting the enforcement of creditors’ rights or by the exercise of judicial discretion in accordance with general principles of equity.
ARTICLE XIII
MISCELLANEOUS
     13.01 Access.
(a)	Owners shall grant to Operator full and complete access to BSP II.

(b)	Operator shall grant to Owners, Lenders, Governmental Authorities, visitors accompanied by Owners, visitors authorized by Operator and other unaccompanied visitors upon Notice from Owners, access to BSP II; provided that:
(i)	access by visitors other than Owners shall be (A) subject to reasonable advance written Notice delivered to Operator; (B) terminated or prohibited during Emergencies and (C) limited to normal business hours, except for access by Owners, their authorized Representatives or Governmental Authorities for response to Emergencies or for unannounced inspections or audits, which may, in either case, occur at any time, without advance Notice and, in the case of Governmental Authorities, in accordance with Applicable Law;

(ii)	Owners and such other visitors granted access to BSP II shall comply in all material respects with Operator’s safety and security procedures and other reasonable requirements, and otherwise conduct themselves in a manner that does not materially interfere with the performance of the Services in accordance with this Agreement; and

Operation And Maintenance Services Agreement	Page 42
Big Stone II Power Plant	June 30, 2005

(iii)	all visitors granted access to BSP II shall at all times be accompanied by an authorized Representative of Owners or Operator.
     13.02 Cooperation of the Parties. Each Party shall cooperate in good faith with the other Parties in its efforts to fulfill its obligations under this Agreement. To that end, (a) except as expressly provided elsewhere in this Agreement, no Party shall unreasonably deny, condition, or withhold or otherwise delay its approval or consent upon the reasonable request for such approval or consent by the other Part(ies) and (b) each Party shall, upon Notice from the any Party, take all actions and sign, execute and deliver all agreements, deeds, documents and other instruments, and shall use its Reasonable Efforts to cause each of its Affiliates, its partners and their respective Representatives to take all actions and sign, execute and deliver all agreements, deeds, documents and other instruments reasonably required of it or them to carry out and give full effect to this Agreement and the rights and obligations of the Parties hereunder.
     13.03 Force Majeure Event. The performance of any obligation required hereunder shall be excused during the continuation of any Force Majeure Event suffered by the Party whose performance is hindered in respect thereof, and the time for performance of any obligation that has been delayed due to the occurrence of a Force Majeure Event. The Party experiencing the delay or hindrance shall use Reasonable Efforts to notify the other Parties in writing of the occurrence of such Force Majeure Event and the anticipated period of delay within ten (10) days after the commencement of the Force Majeure Event, provided that the failure of the Party experiencing the delay or hindrance to notify the other Parties within such ten (10) day period shall not preclude such Party from claiming a Force Majeure Event hereunder. Each Party suffering a Force Majeure Event shall take, or cause to be taken, such action as may be necessary to overcome or otherwise to mitigate, in all material respects, the effects of any Force Majeure Event suffered by any of them and to resume performance hereunder as soon as practicable under the circumstances.
     13.04 Publicity Policy. In recognition of the requirements and desire of the Parties to disclose information regarding their ownership and involvement with BSP II and its activities, a Party may:
(a)	disclose information regarding BSP II as may be required by any Applicable Law;

(b)	provide information regarding BSP II to its Affiliates, employees, agents, consultants, advisors, contractors, accountants and counsel;

(c)	publicize to any Third Party (including, but not limited to, through press releases and other media) information about the general activities of BSP II and any otherwise publicly available information; provide, however, Parties shall seek to avoid publicizing to Third Parties:
(i)	financial information about BSP II, including the economics of the Project, except as requested to obtain financing or to update rating agencies or an Owner’s lender;

(ii)	information regarding other Parties;

Operation And Maintenance Services Agreement	Page 43
Big Stone II Power Plant	June 30, 2005

(iii)	information a Party specifically identifies as commercially sensitive (such as information about ongoing Project negotiations); and

(iv)	information respecting the positions of BSP II on federal or state policy matters (unless consistent with the policy goals or a policy initiative of BSP II as generally understood by the Parties).
If a Party desires to release information described in Sections 13.04(c)(i)-(iv), then that Party shall describe the intended release of information to the E&O Committee and the E&O Committee shall respond promptly to the Party with any concerns about such release.
     13.05 Notices. Notices required by this Agreement from a Party hereto shall be addressed to the other Parties, at the addresses noted in Exhibit A, and may be updated from time to time by Notice to all Parties. Any notice, request, consent, or other communication required or authorized under this Agreement to be given by one Party to another Party shall be in writing. It shall either be hand delivered or mailed, postage prepaid, to the Representative of said Party. If mailed, the notice, request, consent or other communication shall be simultaneously sent by facsimile or other electronic means. Any such notice, request, consent, or other communication shall be deemed to have been received by the close of the Business Day on which it was hand delivered or transmitted electronically (unless hand delivered or transmitted after the close of business, in which case it shall be deemed received at the close of the next Business Day). Real-time or routine communications concerning the operation of the Joint Facilities shall be exempt from this Section 13.05.
     13.06 Transfers and Assignments.
(a)	Except as otherwise provided for in this Section 13.06, this Agreement may not be transferred or assigned by any Party without (i) the written consent of the other Parties and (ii) the written agreement of the transferee or assignee whereby such transferee or assignee expressly assumes and agrees to perform each and every obligation of the transferor or assignor under this Agreement. Any transfer or assignment in violation of this Section 13.06 shall be null and void.

(b)	Subject to the delivery of a Notice to Operator at least thirty (30) days prior to the effective date of such assignment, Owners may, without Operator’s consent, assign this Agreement to a Lender or Lenders as security under a financing of BSP II. So long as any such assignment, or any consolidation, modification or extension of any such assignment, shall remain outstanding, the following provisions shall apply:
(i)	Operator shall, upon delivery to Owners of any Notice of an Owners Event of Default, also deliver a copy of such Notice to each assignee. No Notice of an Owners Event of Default shall be deemed to have been delivered unless and until a copy thereof shall have also been delivered to each assignee. From and after the date that such Notice has been delivered to an assignee, such assignee shall have the same period for cure or commencing cure of any alleged breach or default as is given to Owners in

Operation And Maintenance Services Agreement	Page 44
Big Stone II Power Plant	June 30, 2005

accordance with this Agreement. Operator shall accept such performance by or on behalf of such assignee as if the same had been done by Owners.

(ii)	The making of such assignment shall not be deemed to constitute an assignment or transfer of this Agreement, nor shall any such assignee be deemed to be an assignee or transferee of this Agreement so as to require such assignee to assume the performance of any of Owners’ obligations under this Agreement, but the purchaser at any sale of this Agreement in any proceedings for the foreclosure of any assignment, or the assignee or transferee of this Agreement under any instrument of assignment or transfer in lieu of the foreclosure of any assignment, shall be deemed to be an assignee or transferee and as such shall be deemed to have agreed to perform all of Owners’ obligations under this Agreement from and after the date of such purchase and assignment.

(iii)	Notwithstanding any other provision of this Agreement, any sale of this Agreement in any proceeding for the foreclosure of any assignment, or the assignment or transfer of this Agreement in lieu of the foreclosure of any assignment shall be deemed to be a permitted sale, transfer or assignment of this Agreement, and this Agreement shall continue in full force and effect following any such sale, transfer or assignment; provided that such transferee demonstrates to Operator’s reasonable satisfaction that it has the capability to fulfill Owners’ obligations under this Agreement.
(c)	The Parties further agree that the Party whose consent to a transfer or assignment has been requested shall:
(i)	respond in writing not later than thirty (30) days after receiving the other Party’s request;

(ii)	provide to the other Party, at its own cost and expense, any documentation, including estoppel statements, reasonably requested by such other Party;

(iii)	forego (1) any reimbursement for any cost or expense, including attorney’s fees, that such Party, its Affiliates or its partners incurs directly or indirectly in connection with responding to, granting or denying the other Party’s request and (2) any financial consideration of any kind whatsoever for itself, its Affiliates or its partners as a fee or other compensation for responding to, granting or denying the other Party’s request; and

(iv)	not unreasonably withhold its consent.
     13.07 Late Payments. Any amounts due and payable in accordance with this Agreement by one Party to the other Party and not paid in full on or before the date such payment is due shall accrue interest at the Overdue Payment Rate from and excluding the date such payment is due (including, without limitation, any payments received by Operator that it may be required to repay Owners) to and including the day such unpaid and overdue amount plus accrued interest is paid.

Operation And Maintenance Services Agreement	Page 45
Big Stone II Power Plant	June 30, 2005

     13.08 Third-Party Beneficiaries. Except as expressly provided herein, this Agreement is intended to be solely for the benefit of Owners, Operator and their respective successors and permitted assigns, and is not intended to and shall not confer any rights or benefits on any Person not a signatory hereto.
     13.09 Title Passage.
(a)	Title to all materials, equipment, supplies, consumables, spare parts and other items purchased or obtained by Operator and paid for ultimately by Owners in accordance with this Agreement shall pass immediately and automatically to and vest in Owners upon the passage of title from the vendor or supplier thereof; provided that such transfer of title shall in no way affect Operator’s obligations as set forth in the other provisions of this Agreement.

(b)	All documents prepared or developed by Operator, its Affiliates or their respective Representatives in connection with BSP II or the performance of the Services, including all manuals, data, designs, drawings, plans, specifications, records, reports and accounts, shall immediately and automatically become the property of Owners when prepared or developed. All such documents, together with any materials and documents furnished by Owners to Operator, its Affiliates or to their respective Representatives in connection with BSP II or the performance of the Services, shall be delivered to Owners upon the termination of this Agreement.
     13.10 Relationship of Parties. Operator is retained by Owners as an independent contractor to operate and maintain BSP II on behalf of Owners. Owners delegate to Operator the overall responsibility for operating and maintaining BSP II in accordance with this Agreement. Nothing contained in this Agreement shall be construed to create an association, trust, partnership or joint venture between the Parties.
     13.11 Entire Agreement. This Agreement consists of the terms and conditions set forth herein, as well as the Appendices hereto, which are incorporated by reference herein and made a part hereof. This Agreement contains the entire agreement between the Parties with respect to operation and maintenance of BSP II and supersedes all prior negotiations, undertakings, agreements and business term sheets.
     13.12 Amendments. No amendments or modifications of this Agreement shall be valid unless evidenced in writing and signed by duly authorized Representatives of all of the Parties.
     13.13 Governing Law. This Agreement, including its construction, interpretation and effect, shall be governed by the laws of the State of South Dakota without regard to its conflict of laws principles.
     13.14 Consent to Jurisdiction. Each of the Parties hereto hereby irrevocably consents and agrees that any legal action or proceedings with respect to this Agreement may be brought in any of the courts of the United States of America for the District of South Dakota having subject matter jurisdiction and, by execution and delivery of this Agreement and such other documents executed in connection herewith, each Party hereby:
(a)	accepts the non-exclusive jurisdiction of the aforesaid courts;

Operation And Maintenance Services Agreement	Page 46
Big Stone II Power Plant	June 30, 2005

(b)	irrevocably agrees to be bound by any final judgment (after any and all appeals) of any such court with respect to such documents;

(c)	irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceedings with respect to such documents brought in any such court, and further irrevocably waives, to the fullest extent permitted by law, any claim that any such suit, action or proceedings brought in any such court has been brought in any inconvenient forum;

(d)	agrees that service of process in any such action may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to such Party at its address set forth below, or at such other address of which the other Parties hereto shall have been notified; and

(e)	agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or limit the right to bring any suit, action or proceeding in any other jurisdiction.
     13.15 Waiver Of Trial By Jury. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT ANY OF THEM MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE PARTIES ENTERING INTO THIS AGREEMENT.
     13.16 Severability. The invalidity, in whole or in part, of any of the Sections or paragraphs of this Agreement will not affect the validity of the remainder of such Sections or paragraphs.
     13.17 Waiver. Failure by either Party to exercise any of its rights under this Agreement shall not constitute a waiver of such rights. No Party shall be deemed to have waived any of its rights under this Agreement unless it has made such waiver specifically in writing.
     13.18 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall be deemed one and the same Agreement, and may be executed and delivered by facsimile signature, which shall be considered an original.
     13.19 Captions. The Table of Contents and the titles or captions of Articles, Sections and Appendices contained in this Agreement are inserted only as a matter of convenience and for reference, and in no way define, limit, extend, describe or otherwise affect the scope or meaning of this Agreement or the intent of any provision hereof.
[The next page is the signature page.]

Operation And Maintenance Services Agreement	Page 47
Big Stone II Power Plant	June 30, 2005

     IN WITNESS WHEREOF, the Parties hereto have caused their names to be hereunto subscribed by their officers, intending thereby that this Agreement shall be effective as of the Effective Date.
OWNERS:

CENTRAL MINNESOTA MUNICIPAL POWER AGENCY		GREAT RIVER ENERGY

By	/s/ Paul I. Leland	By	/s/ David Saggau
Paul Leland		David Saggau
Its President		Its President and Chief Executive Officer

HEARTLAND CONSUMERS POWER DISTRICT		MONTANA-DAKOTA UTILITIES CO., a Division of MDU Resources Group, Inc.

By	/s/ Michael McDowell	By	/s/ Bruce T. Imsdahl
Michael McDowell		Bruce T. Imsdahl
Its General Manager		Its President and Chief Executive Officer

OTTER TAIL CORPORATION dba Otter		SOUTHERN MINNESOTA MUNICIPAL POWER
Tail Power Company		AGENCY

By	/s/ Charles S. MacFarlane	By	/s/ Raymond A. Hayward
Charles S. MacFarlane		Raymond A. Hayward
Its President		Its Executive Director and CEO

WESTERN MINNESOTA MUNICIPAL POWER AGENCY

By	/s/ Donald E. Habicht
Donald E. Habicht
Its President

OPERATOR:

OTTER TAIL CORPORATION dba Otter
Tail Power Company

By	/s/ Charles S. MacFarlane
Charles S. MacFarlane
Its President

Operation And Maintenance Services Agreement	Page 48
Big Stone II Power Plant	June 30, 2005

EXHIBIT A
CENTRAL MINNESOTA MUNICIPAL POWER AGENCY
459 South Grove Street
Blue Earth, MN 56013
Attn: Donald E. Kom, Executive Director
Telephone: (507) 526-2193
Facsimile: (507) 526-2527
E-mail: donk@utplus.com
GREAT RIVER ENERGY
17845 East Highway 10
Elk River, MN 55330
Attn: David Saggau, President and Chief Executive Officer
Telephone: (763) 241-2286
Facsimile: (763) 241-2366
E-mail: dsaggau@grenergy.com
HEARTLAND CONSUMERS POWER DISTRICT
203 West Center Street
Madison, SD 57042
Attn: Michael McDowell, General Manager
Telephone: (605) 256-6536
Facsimile: (605) 256-2990
E-mail: mmcdow@hcpd.com
MISSOURI RIVER ENERGY SERVICES
3724 West Avera Drive
P.O. Box 88920
Sioux Falls, SD 57109-8920
Attn: Mr. Ray Wahle
Telephone: (605) 338-4042
Facsimile: (605) 978-9360
E-mail: rwahle@mrenergy.com
MONTANA-DAKOTA UTILITIES CO., a Division of MDU Resources, Inc.
400 North Fourth Street
Bismarck, ND 58501
Attn: Andrea L. Stomberg, Vice President – Electric Supply
Telephone: (701) 222-7752
Facsimile: (701) 222-7606
E-mail: andrea.stomberg@mdu.com

Operation And Maintenance Services Agreement	Page 49
Big Stone II Power Plant	June 30, 2005

OTTER TAIL CORPORATION dba Otter Tail Power Company
215 South Cascade St.
P.O. Box 496
Fergus Falls, MN 56538-0496
Attn: Charles MacFarlane
Telephone: (218) 739-8353
Facsimile: (218) 739-8218
E-mail: cmacfarlane@otpoc.com

SOUTHERN MINNESOTA MUNICIPAL POWER AGENCY
500 First Avenue SW
Rochester, MN 55902-3303
Attention: Mr. Peter J. Reinarts, P.E.
Manager – Generation, Operations and Marketing
Telephone: (507) 292-6452
Facsimile: (507) 292-6414
E-mail: pj.reinarts@smmpa.org

and

SOUTHERN MINNESOTA MUNICIPAL POWER AGENCY
500 First Avenue SW
Rochester, MN 55902-3303
Attention: Mr. David P. Geschwind, P.E.
Chief Operating Officer
Telephone: (507) 292-6460
Facsimile: (507) 292-6414
E-mail: dp.geschwind@smmpa.org

WESTERN MINNESOTA MUNICIPAL POWER AGENCY
25 N.W. 2nd Street, Suite 102
Ortonville, MN 56278-1411
Attention: Mr. Don Habicht
Telephone: (320) 839-2549
Facsimile: (320) 839-2540
E-mail: david.fhmab@midconetwork.com

Operation And Maintenance Services Agreement	Page 50
Big Stone II Power Plant	June 30, 2005

SCHEDULE 1.04
BIG STONE I AND BIG STONE II 2005 JOINT FACILITIES AGREEMENT
Note: This schedule is filed as a separate exhibit (Exhibit 10.3) to Otter Tail Corporation’s Quarterly Report to the Securities and Exchange Commission on Form 10-Q for the quarterly period ended June 30, 2005.

Operation And Maintenance Services Agreement	Page 51
Big Stone II Power Plant	June 30, 2005

SCHEDULE 4.01
AGREEMENT OF REPRESENTATION – BSP II
     This Agreement is made and entered into this 30th day of June, 2005, by and among Central Minnesota Municipal Power Agency, an agency incorporated under the laws of Minnesota, Great River Energy, a cooperative corporation incorporated under the laws of Minnesota, Heartland Consumers Power District, a consumers power district formed and organized under the South Dakota Consumers Power District Law (Chapter 49-35 of the South Dakota Codified Laws), Montana-Dakota Utilities Co., a Division of MDU Resources Group, Inc., a corporation incorporated under the laws of the State of Delaware, Otter Tail Corporation, a corporation incorporated under the laws of Minnesota (“Otter Tail”), Southern Minnesota Municipal Power Agency, a municipal corporation and political subdivision of the State of Minnesota, and Western Minnesota Municipal Power Agency, a municipal corporation and political subdivision of the State of Minnesota) (each a “BSP II Owner” and collectively, the “BSP II Owners”) and Otter Tail, in its capacity as operator of BSP II (“Operator”).
RECITALS
     WHEREAS, the BSP II Owners entered into that certain Participation Agreement (“BSP II Participation Agreement”) dated as of June 30, 2005, which governs and controls the relationship between the BSP II Owners in connection with their development, ownership and operation of the new, approximately 600 MW coal-fired electric generating plant located in Big Stone City, South Dakota, known as the Big Stone II Power Plant (“BSP II”);
     WHEREAS, BSP II is an Affected Unit at an Affected Source as those terms are defined in Subchapter IV-A (entitled Acid Deposition Control) of the Clean Air Act, 42 U.S.C. § 7401 et seq., as amended (the “Act”);
     WHEREAS, as a result of the Act it is necessary for the BSP II Owners and the Operator to agree on a Designated Representative and an Alternate Designated Representative who will represent the BSP II Owners and Operator in matters pertaining to the Acid Rain Program as such matters affect BSP II;
     WHEREAS, effective June 30, 2005, the BSP II Owners designated Otter Tail as the Operator of BSP II;
     WHEREAS, in accordance with the appointment of Otter Tail to operate BSP II as agent for the BSP II Owners as set forth in the BSP II Participation Agreement, the BSP II Owners herein set forth their agreement upon which certain employees of Otter Tail will serve as agents for the BSP II Owners and Operator as Designated Representative and Alternate Designated Representative under the Act.
     NOW THEREFORE, in consideration of the mutual covenants contained herein the BSP II Owners and Operator agree as follows:

Operation And Maintenance Services Agreement	Page 52
Big Stone II Power Plant	June 30, 2005

ARTICLE I. DEFINITIONS
     1.1. “Acid Rain Program” means the sulfur dioxide and nitrogen oxides air pollution control program established pursuant to Subchapter IV-A of the Act in 40 C.F.R. Parts 72-78, as amended.
     1.2. “Administrator” means the Administrator of the United States Environmental Protection Agency or the Administrator’s duly authorized representative.
     1.3. “Affected Source” means a source that includes one or more Affected Units. For the purpose of this Agreement, Affected Source shall mean BSP II.
     1.4. “Affected Unit” means a unit that is subject to any emissions reduction requirements or emissions limitation under the Acid Rain Program. For the purpose of this Agreement, Affected Unit shall mean BSP II. BSP II is an Affected Unit at the Affected Source.
     1.5. “Allowance” means an authorization by the Administrator under the Acid Rain Program, to emit up to one (1) ton of sulfur dioxide during or after a specified calendar year.
     1.6. “Alternate Designated Representative” means the natural person designated in the certificate of representation submitted in accordance with 40 C.F.R. Part 72 to act on behalf of the Designated Representative with regard to all matters within the authority of that Designated Representative under the Acid Rain Program.
     1.7. “Designated Representative” means the natural person designated in the certificate of representation submitted in accordance with 40 C.F.R. Part 72 to represent and legally bind each BSP II Owner and Operator in all matters pertaining to the Acid Rain Program.
     1.8. “Operator” means Otter Tail Corporation dba Otter Tail Power Company, or such other operator of BSP II as may be designated in the future in accordance with the BSP II Participation Agreement.
     1.9. “Permitting Authority” means the Administrator, or the state or local air pollution control agency having an approved permitting program under Subchapter V of the Act and associated regulatory authority over BSP II.
     1.10. “Unit Account” means an allowance tracking system account established by the Administrator for an Affected Unit.
     1.11. All other terms herein shall be interpreted consistent with the Act and the Acid Rain Program.
ARTICLE II. INTRODUCTION
     2.1. The Designated Representative shall represent and legally bind the BSP II Owners and Operator in all matters pertaining to BSP II as an Affected Unit and in all matters pertaining

Operation And Maintenance Services Agreement	Page 53
Big Stone II Power Plant	June 30, 2005

to BSP II as an Affected Source. The Designated Representative shall represent the BSP II Owners and Operator in matters pertaining to the Acid Rain Program including, but not limited to (a) BSP II’s submission of and compliance with acid rain permits, permit applications, and compliance plans and (b) the holding, transfer, and disposition of Allowances for BSP II. It is the intention of the BSP II Owners and Operator that this Agreement be interpreted consistent with the Act and the Acid Rain Program.
ARTICLE III. OWNERSHIP AND OPERATOR
     3.1. The ownership interests in, and designation of the Operator of, BSP II are set forth in the BSP II Participation Agreement. These ownership interests and designation of the Operator shall only be subject to change in accordance with the terms of the BSP II Participation Agreement.
ARTICLE IV. DESIGNATED REPRESENTATIVE
     4.1. Whenever a requirement or prohibition of the Acid Rain Program applies to the Affected Source, it shall be deemed to apply to the Designated Representative and each and every BSP II Owner and Operator. Whenever a requirement or prohibition of the Acid Rain Program applies to the Affected Unit, it shall be deemed to apply to the Designated Representative and each and every BSP II Owner and Operator.
     4.2. The Designated Representative shall, as a matter of law, represent and legally bind each BSP II Owner and Operator in all matters pertaining to the Acid Rain Program, including but not limited to the holding, transfer and disposition of Allowances; the submission of and compliance with permits, permit applications, permit revisions, permit renewals, compliance plans, and compliance certifications in accordance with 40 C.F.R. Part 72; and the compliance with excess emissions requirements, payment of penalties, and submission of and compliance with offset plans in accordance with 40 C.F.R. Part 77.
     4.3. The Designated Representative is hereby given all necessary authority to carry out the duties and responsibilities of the Designated Representative on behalf of each BSP II Owner and Operator under the Acid Rain Program.
     4.4. The Designated Representative shall abide by the fiduciary responsibilities imposed in this Agreement and by the Acid Rain Program. For all non-routine matters, the Designated Representative shall act in consultation with the BSP II Engineering and Operating Committee.
     4.5. Vis-à-vis any Permitting Authority, to the extent required under the Act each BSP II Owner and Operator shall be fully bound by and liable for any actions, inactions or submissions by the Designated Representative, and the BSP II Owners and Operator shall be bound by any order issued to the Designated Representative by the Administrator, another Permitting Authority, or a court regarding BSP II.

Operation And Maintenance Services Agreement	Page 54
Big Stone II Power Plant	June 30, 2005

ARTICLE V. SELECTING AND CHANGING THE DESIGNATED REPRESENTATIVE
     5.1. As long as Otter Tail is the Operator, Otter Tail, as agent for the BSP II Owners, shall have exclusive control over the selection and nomination of the Designated Representative, including changes in the Designated Representative, subject only to approval by the BSP II Engineering and Operating Committee as provided in the BSP II Participation Agreement, which approval shall not be unreasonably withheld or delayed. The person designated in Attachment A hereto as the BSP II Designated Representative is hereby approved.
     5.2. Should it become necessary to change or select a new Designated Representative, the Designated Representative being replaced shall continue in all respects as the Designated Representative until a superseding certificate of representation is filed with the Administrator pursuant to 40 C.F.R. Part 72.
ARTICLE VI. ALTERNATE DESIGNATED REPRESENTATIVE
     6.1. As long as Otter Tail is the Operator, Otter Tail, as agent for the BSP II Owners, shall have exclusive control over the selection and nomination of the Alternate Designated Representative, including changes in the Alternate Designated Representative, subject only to approval by the BSP II Engineering and Operating Committee as provided in the BSP II Participation Agreement, which approval shall not be unreasonably withheld or delayed. The person designated in Attachment A hereto as the BSP II Alternate Designated Representative is hereby approved.
     6.2. Should it become necessary to change or select a new Alternate Designated Representative, the Alternate Designated Representative being replaced shall continue in all respects as the Alternate Designated Representative until a superseding certificate of representation is filed with the Administrator pursuant to 40 C.F.R. Part 72.
     6.3. The Alternate Designated Representative is hereby authorized to act on behalf of the Designated Representative and the BSP II Owners and Operator in the event the Designated Representative is absent or otherwise not available to perform the actions and duties specified in 40 C.F.R. Parts 72-78.
     6.4. Unless the context clearly dictates otherwise, whenever the term Designated Representative is used in this Agreement, it shall be construed to include the Alternate Designated Representative.
ARTICLE VII. LIABILITY AND INDEMNIFICATION
     7.1. Notwithstanding any other provision in this Agreement or the requirements of the BSP II Participation Agreement, each BSP II Owner, as a matter of law, is liable for the Affected Unit’s, as well as the Affected Source’s, compliance with the requirements and prohibitions of the Acid Rain Program and for any violation of any such requirement or prohibition.

Operation And Maintenance Services Agreement	Page 55
Big Stone II Power Plant	June 30, 2005

     7.2. Neither the Designated Representative, the Alternate Designated Representative, nor the Operator (or its directors, officers, or employees) shall be liable to the BSP II Owners for any loss, damage, or costs (including incidental and consequential damages) incurred by the BSP II Owners as the result of any action or failure to act, whether negligent or otherwise, by the Designated Representative or the Alternate Designated Representative in carrying out the provisions of this Agreement, except for (i) any “Willful Action” as that term is defined in the BSP II Participation Agreement and (ii) as to any Operator who is a BSP II Owner, also except for any liability accruing to the Operator as a BSP II Owner.
     7.3. The BSP II Owners shall each be liable for any action, representation or failure to act by the Designated Representative with regard to BSP II. When authorized to act on behalf of the Designated Representative, any action, representation, or failure to act by the Alternate Designated Representative shall be deemed to be an action, representation or failure to act of the Designated Representative.
     7.4. The BSP II Owners agree to indemnify and hold harmless the Designated Representative and the Alternate Designated Representative, when acting on behalf of the Designated Representative, from any civil liabilities or penalties assessed against them personally as the result of any action or failure to act, whether negligent or otherwise, except any “Willful Action” as that term is defined in the BSP II Participation Agreement. Such indemnification shall be in direct proportion to BSP II Plant ownership.
ARTICLE VIII. ACCOUNT REPRESENTATIVE
     8.1. Pursuant to the rules pertaining to the Allowance tracking system established by the Administrator, BSP II will be assigned a Unit Account. The Designated Representative and the Alternate Designated Representative shall serve as the authorized account representative and the alternate authorized account representative, respectively, for the Unit Account assigned to BSP II.
ARTICLE IX. ACCOUNTING
     9.1. The costs incurred (a) by the Operator, (b) by the Designated Representative, (c) on behalf of the Operator, or (d) on behalf of the Designated Representative in compliance with express or implied requirements of the Act shall be shared and paid for pursuant to the terms of the BSP II Participation Agreement.
     9.2. Books of accounts and records concerning details of costs applicable to this Agreement, as well as all records necessary to account for and track Allowances obtained, used or otherwise disposed of in accordance with the Act, shall be kept by Operator in accordance with Operator’s established procedures and methods adopted for accounting for such items and shall be in conformity with accepted accounting practices and the Federal Energy Regulatory Commission’s uniform system of accounts or the system of accounts of any other regulatory body having jurisdiction. These books shall be open to examination at any reasonable time by any of the BSP II Owners. Operator shall furnish each of the BSP II Owners summaries or reports

Operation And Maintenance Services Agreement	Page 56
Big Stone II Power Plant	June 30, 2005

relative to Allowances obtained, used or otherwise disposed of and costs incurred applicable to this Agreement as well as details of transactions pertaining to Allowances as are necessary for the BSP II Owners to comply with all applicable regulatory requirements.
     9.3 Allowances obtained by or on behalf of each BSP II Owner pursuant to Article X of this Agreement shall be designated to the individual BSP II Owner’s subaccount within the Unit Account.
     9.4. Prior to the 15th day of each month, the Designated Representative shall provide Allowance-related information as it pertains to BSP II and each respective BSP II Owner’s subaccount for the previous calendar month. Said Allowance information shall include, but not be limited to, the information set forth on Attachment B hereto. The Allowances used by each BSP II Owner shall be determined based on actual emissions of sulfur dioxide, calculated on a pro rata basis as provided in Section 10.1 of this Agreement.
ARTICLE X. ALLOWANCES; CONTINGENCY RESERVE
     10.1. Each BSP II Owner shall acquire and transfer to the BSP II Unit Account Allowances sufficient to cover the estimated sulfur dioxide emissions associated with its capacity share of BSP II in accordance with the BSP II Participation Agreement. At a minimum, each BSP II Owner shall maintain a balance of Allowances which, on the first of each month, is sufficient to cover the year-to-date actual emissions of sulfur dioxide attributed to such Owner, plus the estimated emissions of sulfur dioxide associated with such Owner’s capacity share for a period of thirty (30) days. For any given period of time, the actual sulfur dioxide emissions attributed to a BSP II Owner shall be equivalent to the product of (i) the total amount of energy dispatched from BSP II to such Owner during the relevant time period, divided by the total amount of energy dispatched from BSP II to all BSP II Owners during the same period, and (ii) the total amount of sulfur dioxide actually emitted from BSP II for the relevant time period. Operator shall acquire Allowances on behalf of any BSP II Owner who requests the same, which acquisition shall be at such Owner’s sole cost and expense and under such other terms as such Owner and Operator shall hereafter agree.
     10.2 In addition to the Allowances required under Section 10.1 above, each BSP II Owner shall maintain Allowances equal to or greater than its Allowance contingency reserve. The Allowance contingency reserve for each BSP II Owner shall be the number of Allowances required to cover the estimated sulfur dioxide emissions associated with eighty-five percent (85%) of such Owner’s capacity share of BSP II in accordance with the BSP II Participation Agreement for a period of thirty (30) days. The Allowance contingency reserve for each BSP II Owner may be reduced only in December, on a prorated basis consistent with the number of days remaining in that month. Operator shall calculate the size of the Allowance contingency reserve for each BSP II Owner and shall notify each BSP II Owner and the Designated Representative of that determination. Operator shall not dispatch energy for any BSP II Owner who fails to maintain the balance of Allowances required under Sections 10.1 and 10.2.

Operation And Maintenance Services Agreement	Page 57
Big Stone II Power Plant	June 30, 2005

     10.3 If, for any calendar year, a BSP II Owner has failed to maintain a balance of Allowances, inclusive of its Allowance contingency reserve, sufficient to cover the actual sulfur dioxide emissions attributed to such Owner for that calendar year (hereinafter an “Exceedance”), the Designated Representative shall determine the amount of such Exceedance. If by February 10th of the following year, the Owner responsible for such Exceedance has not obtained and transferred to the BSP II Unit Account additional Allowances sufficient to cover the Exceedance, the Designated Representative shall proceed to purchase Allowances to meet the Acid Rain Program compliance requirements in the most economical manner possible and bill the Owner for the cost of the Allowances purchased to satisfy the Owner’s Exceedance. Except for the foregoing, neither Operator nor the Designated Representative shall purchase Allowances on the account of the Owners without their prior consent. Allowances maintained by a BSP II Owner in excess of the Allowances required of that Owner shall not be used to satisfy the Allowance requirements of any other BSP II Owner.
ARTICLE XI. MISCELLANEOUS
     11.1. During any period that a BSP II Owner is in default, in whole or in part, in performing any of its obligations under this Agreement, such BSP II Owner shall be obligated and the default shall be handled in the manner prescribed in the BSP II Participation Agreement. The defaulting BSP II Owner shall not be entitled to energy from BSP II during the period of default, and the non-defaulting BSP II Owners shall be entitled to all of the energy from BSP II. No such default shall affect any BSP II Owner’s ownership interest, or any BSP II Owner’s obligations hereunder, including its obligation to pay money or share expenses.
     11.2. Any waiver at any time by any BSP II Owner of its rights with respect to a default under this Agreement, or with respect to any other matter arising in connection with this Agreement, shall not be deemed a waiver with respect to any subsequent default or matter. Any delay, short of the statutory period of limitation, in asserting or enforcing any right under this Agreement, shall not be deemed a waiver of such right.
     11.3. This Agreement shall be effective on the date first written above and shall continue in full force and effect as long as BSP II shall be used or useful for the generation of electric power.
     11.4. This Agreement may be amended from time to time or canceled at any time by a written document signed by all BSP II Owners and Operator. It is the intention of the BSP II Owners and Operator that this Agreement be revised and amended as the BSP II Owners and Operator deem necessary.
     11.5. This Agreement shall inure to the benefit of, and be binding on, the successors and assigns of the BSP II Owners, subject to the restrictions on transferability set forth in the BSP II Participation Agreement, and Operator, subject to the restrictions on transferability set forth in the Operation and Maintenance Services Agreement by and among the BSP II Owners and Operator, dated June 30, 2005.

Operation And Maintenance Services Agreement	Page 58
Big Stone II Power Plant	June 30, 2005

     11.6. This Agreement shall be construed, interpreted, and controlled by the laws of the State of South Dakota.
     11.7. Separate copies of this Agreement will be executed by the BSP II Owners and Operator with the understanding that when each of the BSP II Owners and Operator has executed a copy, its separately executed copy will be joined together with all similarly executed copies and conformed master copies of said Agreement shall be prepared which shall bind all of the BSP II Owners and Operator to the same extent and purpose as if all of the BSP II Owners and Operator had joined in the execution of said master copies.
     11.8. Any article or provision of this Agreement declared or rendered unlawful by a court of law or regulatory agency with jurisdiction over the BSP II Owners, Operator or the Designated Representative, or deemed unlawful because of a statutory change will not otherwise affect the lawful obligations that arise under this Agreement.
     11.9. In the event a dispute arises out of or relating to this Agreement or in connection with the handling, disposition, accounting, or other treatment of Allowances, such dispute shall be resolved in accordance with the dispute resolution procedures set forth in the BSP II Participation Agreement.
     11.10. The BSP II Owners agree to be bound by all provisions of this Agreement. If there is a conflict in the terms of the BSP II Participation Agreement and the terms of this Agreement relating to the subject of this Agreement, the terms of this Agreement shall control, the BSP II Participation Agreement shall be deemed amended hereby, and in all other respects the BSP II Participation Agreement shall remain in full force and effect.
[The next page is the signature page.]

Operation And Maintenance Services Agreement	Page 59
Big Stone II Power Plant	June 30, 2005

     IN WITNESS WHEREOF, each of the BSP II Owners and Operator has caused this Agreement to be duly executed and attested as of date first written above.
OWNERS:

CENTRAL MINNESOTA MUNICIPAL POWER AGENCY	GREAT RIVER ENERGY

By	By
Paul Leland	David Saggau
Its President	Its President and Chief Executive Officer

HEARTLAND CONSUMERS POWER DISTRICT	MONTANA-DAKOTA UTILITIES CO., a Division of MDU Resources Group, Inc.

By	By
Michael McDowell	Bruce T. Imsdahl
Its General Manager	Its President and Chief Executive Officer

OTTER TAIL CORPORATION dba Otter	SOUTHERN MINNESOTA MUNICIPAL POWER
Tail Power Company	AGENCY

By	By
Charles S. MacFarlane	Raymond A. Hayward
Its President	Its Executive Director and CEO

WESTERN MINNESOTA MUNICIPAL POWER AGENCY

By
Donald E. Habicht
Its President

OPERATOR:

OTTER TAIL CORPORATION dba Otter
Tail Power Company

By
Charles S. MacFarlane
Its President

Operation And Maintenance Services Agreement	Page 60
Big Stone II Power Plant	June 30, 2005

ATTACHMENT A
APPOINTMENT OF
DESIGNATED REPRESENTATIVE
AND ALTERNATE DESIGNATED REPRESENTATIVE
Affected Source: BSP II
Designated Representative: Ward L. Uggerud
Alternate Designated Representative: Terry M. Graumann

Operation And Maintenance Services Agreement	Page 61
Big Stone II Power Plant	June 30, 2005

ATTACHMENT B
ACCOUNTING FOR ALLOWANCES
     The Designated Representative shall provide Allowance cost and transaction information for each month to each BSP II Owner by the 15th calendar day of the ensuing month. The Allowance cost and transaction information shall include the following items:
1.	Allowance Account Balances
a.	Total Unit Account Balance

b.	BSP II Owner’s Sub Account Balance

c.	Total Future Year Unit Account Balance

d.	BSP II Owner’s Future Year Sub Account Balance
2.	Allowances Used (By Month and YTD)
a.	Total Unit Allowances Used

b.	BSP II Owner’s Allowances Used

c.	Serial Numbers of Allowances Designated for Compliance
3.	Allowance Transfers (By Month and YTD)
a.	Total Unit Account Transfers

b.	BSP II Owner’s Sub Account Transfers

c.	Total Future Year Unit Account Transfers

d.	BSP II Owner’s Future Year Sub Account Transfers

e.	Serial Numbers of BSP II Owner’s Allowances Transferred

Operation And Maintenance Services Agreement	Page 62
Big Stone II Power Plant	June 30, 2005

SCHEDULE 5.02(b)(i)
KEY PERFORMANCE INDICATORS
•	OSHA Rate

•	Net Generation

•	Non-Fuel O&M per MWh

•	URGE/Employee

•	MWh/Employee

•	Job Order Backlog

•	Unplanned Overtime (outside of overhauls)

•	Urge Rating

•	Availability

•	Equivalent Availability

•	Forced Outage Rate

•	Net Plant Heat Rate

•	Station Service

•	SO2 Removal Percentage

•	SO2 Credits Available/Purchased

•	NOx Removal Percentage

•	NOx Credits Available/Purchased

•	Hg Removal Percentage

•	Hg Credits Available/Purchased

•	Bottom Ash Sold

•	Fly Ash Sold

•	Overtime Hours Worked

•	Delivered Fuel Cost

•	Energy Cost Less Fuel

•	Reporting Deadlines

•	Capital Budget Variance

•	Notices of Violation

(*) Confidential information has been omitted and filed separately with the Commission pursuant to Rule 24b-2.